Exhibit 10.22

August 25, 2022

EH COFFEE CORP.

163 Sterling Rd., Suite 161

Toronto, Ontario M6R 2B2

Attention: Mr; Jacob Fortier, Mr; Andre Dalben, Mr;Victor Nucci & Mr. Lorne Rapkin

Dear : Jacob, Andre, Victor, Lorne

Re:	Agreement to Lease – 163 Sterling Road, Toronto, Ontario

Outlined below are the terms upon which 1167681 Ontario Limited (the “Landlord”) is prepared to lease premises to EH COFFEE CORP (the “Tenant”):

BUILDING: 163 Sterling Road, Toronto, Ontario

PREMISES: Unit No. 161, as approximately shown hatched on Schedule “A”.

RENTABLE AREA: Approximately 1500 square feet.

TERM: 2 years commencing on the Commencement Date and expiring on October 31, 2024.

COMMENCEMENT DATE: 01 November 2022

SEMI-GROSS RENT:

Annual Amount	Monthly Amount
$44,313.96	$3892.33
$46,529.66	$4086.95

Semi-Gross Rent is payable in advance on the first day of each calendar month by way of postdated cheques or preauthorized payment plan, without any deduction, abatement or set off.

ADDITIONAL RENT: Includes, without limitation:

(1)	commencing in the second year of the Term, the Additional Rent Increases (being any actual increases in the Tenant’s Proportionate Share of Operating Costs and the Tenant’s share of Taxes from the first year of the Term to the subject year);

(2)	the Landlord’s costs of servicing, repairing, maintaining and replacing the HVAC Equipment (as defined in the Lease), together with an administration fee equal to fifteen percent (15%) of those costs; and

(3)	all charges for Additional Services (as defined in the Lease, which specifically includes, without limitation, excess quantities of Utilities) provided by the Landlord or the Management Company to the Tenant.

Additional Rent is payable in advance on the first day of each calendar month, without any deduction, abatement or set off.

ADVANCE RENT: $4398.33, to be delivered with this Agreement, and applied to first Semi-Gross Rent and Rental Taxes.

SECURITY DEPOSIT: $13,854.75, to be delivered with this Agreement, and held by the Landlord without interest as security against performance of the Tenant’s obligations under this Agreement and the Lease. The Landlord and the Tenant acknowledge the amount of $7638.80 currently held as deposit and agree that it will be transferred in full and will be applied to the Lease and Term of this agreement on November 1 2022. The total due and payable by certified funds or Bank Draft or EFT, with this agreement, is $10,614.28. (and shall be applied towards the Advance Rent and the difference in the Security Deposit herein).

USE: Continuously, actively and diligently for the sole purpose of Coffee Roastery, and for no other purpose. The Tenant is responsible, at its cost, for satisfying itself that the Tenant’s use of the Premises is permissible pursuant to all applicable zoning and other laws and regulations.

LANDLORD’S WORK: The Landlord will deliver the Premises to the Tenant as per Schedule “B”.

TENANT’S WORK: All work required to fully fixture and equip the Premises to ready them for the conduct of the Tenant’s business, as per plans and specifications approved by the Landlord and in accordance with Schedule “B”.

FORCE MAJEURE: Despite anything contained in this Agreement to the contrary, if the Landlord or the Tenant is, in good faith, delayed or prevented from doing anything required by this Agreement because of a strike, labour trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse the Tenant from payment of Rent or the Landlord from payment of amounts that it is required to pay, in the amounts and at the times specified in this Agreement and the Lease.

TRANSFER: This Agreement will not be transferred by the Tenant. Any Transfer (as defined in the Lease) will be subject to the Landlord’s prior written consent and the terms of the Lease. No Transfer will have the effect of releasing the Tenant or Indemnifier from its obligations under this Agreement and the Lease.

INSURANCE: The Tenant will comply with the insurance provisions set out in the Lease. The effective date of the Tenant’s coverage will be the Commencement Date.

LEASE: The Tenant will execute and deliver to the Landlord, the Landlord’s standard form of lease (the “Lease”). The Lease will incorporate the provisions of this Agreement and will permit the Landlord to: (a) terminate the Lease (without bonus or penalty) upon ninety (90) days’ prior written notice to the Tenant without obligation or liability to the Tenant; and/or (b) relocate the Premises; and/or (c) make any alterations to, additions to or deletions from the Premises or re-arrange or re-configure the Premises, to the extent found necessary or desirable by the Landlord, all as more particularly set out in the Lease. Capitalized terms in this Agreement have meanings given to them in the Lease. No electronic communication between the parties will have the effect of creating or altering any legal rights or obligations. The Tenant acknowledges that this Agreement contains the basic terms and conditions upon which the Landlord will consider leasing the Premises to the Tenant and that supplementary language and revisions to the existing language contained in this Agreement may be warranted in the Lease. Upon execution of the Lease, all provisions contained in this Agreement will merge with the Lease so that the Lease will supersede this Agreement and all previous negotiations, whether oral or in writing between the parties or their representatives. Until the Lease is signed, this Agreement, together with the Landlord’s standard form of lease attached as Schedule “D”, will constitute the binding agreement to lease between the Landlord and the Tenant. In the event of any discrepancy between the terms of this Agreement and the Landlord’s standard form of lease, the terms of this Agreement shall prevail.

INDEMNIFIER: To induce the Landlord to accept this Agreement jointly and severally Eh Coffee Corp and PlantX Life Inc PLANTX Inc. (the “Indemnifier”) agrees to observe and perform all the terms, covenants and conditions of the Tenant set out in this Agreement and the Lease (the “Covenants”) and to indemnify and save harmless the Landlord from any loss, costs or damages which the Landlord may suffer, incur or be liable for (including, without limitation, legal costs on a solicitor and client basis) as a result of any non-observance or non- performance of the Covenants. The Indemnifier agrees to execute and deliver to the Landlord, the Landlord's standard form of Indemnity Agreement concurrently with the execution of the Lease.

GENERAL:

(a)	The Tenant will not register this Agreement or any notice thereof on title. If the Tenant pays the Landlord's reasonable costs (including legal fees), the Tenant may register a notice of the Lease, provided the form is first approved in writing by the Landlord, and subject to the terms of the Lease.

(b)	The Tenant will, at its expense, comply with all governmental requirements relating to: (i) its ability to enter into and comply with this Agreement and the Lease; (ii) the Premises, the Tenant’s use of the Premises and the conduct of business in the Premises; (iii) the doing of work on or in the Premises, including obtaining and maintaining all necessary permits, licenses and approvals relating to the use and occupancy of the Premises; and (iv) payment of all harmonized sales taxes, goods and services taxes, sales taxes, value-added taxes, multi-stage taxes, business transfer taxes, and any other taxes imposed in respect of the Rent payable by the Tenant under this Agreement or the Lease.

(c)	The Tenant represents and warrants that no real estate commissions are required to be paid by the Landlord to any broker or other representative of the Tenant with respect to this Agreement and the Lease. The Tenant will indemnify the Landlord from any claims arising from any party claiming to have represented the Tenant in connection with this Agreement or the Lease.

LANDLORD’S CONDITION: This Agreement will be conditional in favour of the Landlord for a period of 10 business days from the Landlord’s acceptance of this Agreement upon the Landlord obtaining final approval of the terms and conditions of this Agreement from the Landlord’s approval committee, in its sole and absolute discretion. This condition is for the sole benefit of the Landlord and may be waived by the Landlord at any time. If the Landlord does not notify the Tenant of the waiver or satisfaction of the foregoing condition within the stipulated period, the Advance Rent and Security Deposit will be returned to the Tenant, without interest, this Agreement will be null and void, and neither party will have any further liability to the other hereunder.

NOTICES: Any notice, demand, request or other instrument will be delivered in person or sent by prepaid courier and will be addressed (a) if to Landlord, c/o Eccostar Developments Ltd., 1371 Neilson Road, Suite 304, Scarborough, Ontario, M1B 4Z8, and (b) if to the Tenant, at the address set out on the first page of this Agreement, or at the Landlord’s option, at the Premises (whether the Tenant is present or not). A notice, demand, request or consent will be considered to have been given on the day upon which it is delivered, and either party may give notice in writing to the other of the change of address of the party giving such notice and from and after the giving of such notice, the address specified in the notice will be deemed to be the address of such party for the giving of notices. Notice may not be given by facsimile transmission, electronic mail or any other electronic communication.

Please signify your acceptance by executing this Agreement and returning it to the Landlord. Despite that this Agreement was prepared by the Landlord and submitted to the Tenant for execution, it will not be construed to mean that the Landlord has made an offer to the Tenant. Signature and delivery by the Tenant by no later than August 31, 2022 will constitute an irrevocable offer to lease the Premises from the Landlord on the terms set out herein, which offer shall be open for acceptance by the Landlord for a period of 10 business days following receipt of such offer.

This Agreement may be executed in counterparts, each of which executed counterpart will together constitute one agreement. This Agreement may be transmitted by electronic transmission and reproduction and/or transmission of signatures by way of electronic transmission will be treated as though the reproductions were executed originals, provided that within seven days after execution of this Agreement by all parties, the parties agree to execute and deliver to one another the original signed copies of this Agreement.

Yours truly,

1167681 ONTARIO LIMITED

By its agent, ECCOSTAR DEVELOPMENTS LTD.

Per:
Name:
Title:

The foregoing offer is signed and submitted by the Tenant this        day of                             , 2022.

EH COFFEE CORP
Per:
	Name:	Jacob Fortier
	Title:	Co-Founder
I have authority to bind the Corporation.

Per:
Name:
Title:
I have authority to bind the Corporation.

Per:
Name:
Title:
I have authority to bind the Corporation.

PlantX Life Inc.
Per:
	Name:	lorne Rapkin
	Title:	CEO
I have authority to bind the Corporation.

The Indemnifier accepts the obligations set out in this Agreement this         day of                                  .2022.

PlantX Life Inc.

(Indemnifier)

Witness	PER:
	Name:	lorne Rapkin
Name	Title:	CEO
I have authority to bind the Corporation
Address
EH COFFEE CORP (Indemnifier)

PER:
	Name:	Jacob Fortier
	Title:	Co-Founder
Witness	I have authority to bind the Corporation

Name	EH COFFEE CORP (Indemnifier)

Address	PER:
Name:
Title:
I have authority to bind the Corporation

Witness	EH COFFEE CORP (Indemnifier)

Name	PER:
Name:
Address	Title:
I have authority to bind the Corporation

Witness

Name

Address

Subject to the Landlord’s condition set out above, the foregoing offer is agreed and accepted by the Landlord as of this       day of                                   , 2022.

1167681 ONTARIO LIMITED

Per:
Name:
Title:

I have authority to bind the Landlord.

SCHEDULE “A”

FLOOR PLAN

LOWER LEVEL

LOFT

The purpose of the floor plan is to identify the approximate location of the Premises in the Building. No warranty, representation or covenant of any sort is made or shall be construed to have been made as a result of anything depicted on this floor plan.

SCHEDULE “B”

CONSTRUCTION OF THE PREMISES LANDLORD'S & TENANT'S WORK

1.       LANDLORD’S WORK

None. The Tenant shall accept the Premises in their “as is, where is” condition on the Commencement

Date.

2.       TENANT’S WORK

The Tenant shall be required to complete all work necessary to fully fixture and equip the Premises to ready them for the conduct of the Tenant’s business (the “Tenant’s Work”). The Tenant shall, at its expense, arrange for the design, coordination and complete construction of all Tenant’s Work.

Prior to the commencement of the Tenant’s Work, the Tenant shall submit to the Landlord for approval two (2) complete sets of professionally prepared working drawings (which shall include architectural, structural, electrical, mechanical and telecommunication plans) of the proposed Tenant’s Work. The Tenant’s Work will not be allowed to commence without prior written approval from the Landlord, not to be unreasonably withheld or delayed, and without the Tenant obtaining a valid building permit.

The Tenant shall perform the Tenant’s Work expeditiously in a good and workmanlike manner using first class materials, and shall complete the Tenant’s Work in compliance with such reasonable rules and regulations as Landlord may establish, acting reasonably, and otherwise in accordance with the Lease.

3.       DELAY AND POSSESSION

Notwithstanding anything to the contrary, if there is a delay which results in the Landlord not being able to deliver the Premises to the Tenant by the Commencement Date, the Landlord will not be responsible for any expenses or losses incurred as a result of the delay, and the Commencement Date will be deferred to correspond with the period of delay. If any delay arises from an act or omission of the Tenant, the Commencement Date will not be deferred.

Despite that the Commencement Date may have occurred, the Tenant will not be permitted to take possession of the Premises until: (a) the Lease has been executed by the Tenant in a form satisfactory to the Landlord; (b) the Tenant delivers insurance certificates to the Landlord in the form required by the Lease; (c) the Landlord has approved the Tenant’s drawings and specifications; and (d) the Tenant has provided evidence satisfactory to the Landlord that it has obtained all required permits and approvals for the Tenant’s Work.

SCHEDULE “C”

INTENTIONALLY DELETED

SCHEDULE “D”

STANDARD FORM OF LEASE

LEASE

163 STERLING ROAD

TORONTO, ONTARIO

BETWEEN

1167681 ONTARIO LIMITED

(Landlord)

AND

⚫

(Tenant)

LEASE

- i -

Section 10.09 Environmental Covenants	17
Section 10.10 Building Roof	17

ARTICLE XI - DAMAGE AND DESTRUCTION	17
Section 11.01 Interpretation	17
Section 11.02 Damage to the Premises	18
Section 11.03 Damage to the Building	18
Section 11.04 Expropriation of the Building or the Premises	18
Section 11.05 Architect's Certificate	18

ARTICLE XII - ASSIGNMENT	18
Section 12.01 Consent Required	18
Section 12.02 Terms and Conditions Relating to Transfers	19
Section 12.03 No Advertising of the Premises	20
Section 12.04 Sales and Other Dispositions by the Landlord	20

ARTICLE XIII - ACCESS AND ALTERATIONS	21
Section 13.01 Right of Entry	21

ARTICLE XIV - STATUS STATEMENT, SUBORDINATION AND ATTORNMENT	21
Section 14.01 Status Statement	21
Section 14.02 Subordination and Attornment	21

ARTICLE XV - DEFAULT	21
Section 15.01 Events of Default	21
Section 15.02 Remedies upon a Default	22
Section 15.03 Landlord May Cure the Tenant's Default	23
Section 15.04 Waiver of Exemption from Distress	23
Section 15.05 Application of Money	23
Section 15.06 Remedies Generally	23
Section 15.07 Fraudulent or Clandestine Removal of Goods	23
Section 15.08 Non-Acceptance of Surrender	23

ARTICLE XVI - MISCELLANEOUS	23
Section 16.01 Rules and Regulations	23
Section 16.02 Overholding - No Tacit Renewal	23
Section 16.03 Successors	23
Section 16.04 Tenant Partnership	24
Section 16.05 Waiver	24
Section 16.06 Accord and Satisfaction	24
Section 16.07 Brokerage Commission	24
Section 16.08 Force Majeure	24
Section 16.09 Landlord’S Termination Right	24
Section 16.10 Notices	24
Section 16.11 Registration	24
Section 16.12 Relationship of Parties – No Partnership or Agency	25
Section 16.13 Quiet Enjoyment	25
Section 16.14 Confidentiality	25
Section 16.15 Management of the Building	25
Section 16.16 Survival of Obligations	25
Section 16.17 Acceptance of Lease	25

SCHEDULE “A” - LEGAL DESCRIPTION OF THE LANDS	27

SCHEDULE “B” – FLOOR PLAN	28

SCHEDULE “C” - CONSTRUCTION OF THE PREMISES - LANDLORD'S & TENANT'S WORK	29

SCHEDULE “D” - RULES AND REGULATIONS	30

APPENDIX “1” INDEMNITY AGREEMENT	2

- ii -

THIS LEASE is dated the ⚫  day of ⚫, ⚫  and is made

B E T W E E N

1167681 ONTARIO LIMITED
(the “Landlord”)
OF THE FIRST PART

- and -

⚫
(the “Tenant”)
OF THE SECOND PART

ARTICLE I - SUMMARY OF BASIC PROVISIONS AND DEFINITIONS

Section 1.01 Summary of Basic Provisions

This summary of basic provisions of this Lease (the “Basic Provisions”), is for convenience. If a conflict occurs between this summary and any other provisions of this Lease, the other provisions govern.

(a)	Building: 163 Sterling Road, Toronto, Ontario;

(b)	Premises: Unit No. ⚫, as approximately shown hatched on Schedule “B” (Section 3.01(a));

(c)	Rentable Area of the Premises: Approximately ⚫ square feet (Section 1.02);

(d)	Term: ⚫ (⚫) years commencing on the Commencement Date and expiring on ⚫ ⚫, 20 ⚫ (Sections 3.03 and 3.04);

(e)	Commencement Date: ⚫ ⚫, 20⚫ (Sections 3.03 and 3.04);

(f)	Semi-Gross Rent: (Section 4.02)

Annual Per Sq. Ft. Rate
	(based on the Rentable	Annual	Monthly
	Area of the Premises)	Amount	Amount
Years ⚫ to ⚫	$ ⚫	$ ⚫	$ ⚫

(g)	Permitted Use: (Section 8.01(a))

For the sole purpose of ⚫, and for no other purpose;

(h)	Intentionally Deleted

(i)	Tenant's Address for Notice: (Section 16.10)

The Premises;

(j)	Landlord's Address for Notice: (Section 16.10)

c/o Eccostar Developments Ltd.

1371 Neilson Road

Suite 304

Scarborough, Ontario

M1B 4Z8;

Attention: Oliver Griffel;

(k)	Indemnifier: ⚫ (to be governed by the terms and conditions of the Indemnity Agreement attached hereto as Appendix “1”);

(l)	Advance Rent: ⚫ (Section 4.05);

(m)	Security Deposit: ⚫ (Section 4.06);

(n)	Special Provisions (if any): Article XVII

Section 1.02 Definitions

The following definitions apply in this Lease.

“Additional Rent”: money payable by the Tenant under this Lease (except Semi-Gross Rent), whether or not it is designated “Additional Rent”.

“Additional Rent Increases”: has the meaning ascribed to it in Section 4.03.

“Additional Services”: those services provided to the Tenant, on request or by arranged schedule, as additional services at the Tenant’s cost plus an administration fee equal to fifteen percent (15%) of such cost, including those services set forth in Section 7.04.

"Advance Rent": the amount stated in Section 1.01(l) and referred to in Section 4.05.

“Architect”: an accredited architect chosen by the Landlord from time to time.

“Building”: the Lands, the Premises and all other improvements, equipment and facilities serving them or located on or in them from time to time (including, without limitation, the Common Elements), as they may be altered, reduced or expanded from time to time.

"Claims": means claims, losses, actions, suits, proceedings, causes of action, demands, damages (direct, indirect, consequential or otherwise), judgements, liabilities, responsibilities, costs, charges, payments and expenses including, without limitation, any professional, consultant and legal fees (on a solicitor and client basis) and any associated disbursements.

“Commencement Date”: the date specified in Section 1.01(e).

“Commercial Tenancies Act”: the Commercial Tenancies Act, R.S.O. 1990, c.L.7, as amended, or any statute that replaces or supersedes the Act.

“Common Elements”: (a) the areas, facilities, utilities, improvements, equipment and installations (collectively, “elements”) in the Building that, from time to time, are not intended to be leased to tenants of the Building, or are designated from time to time as Common Elements by the Landlord, (b) the elements outside the Building that serve the Building (or any part of it) and are designated by the Landlord from time to time as part of the Common Elements, and (c) the elements in Rentable Premises that are provided for the benefit of the tenants of the Building and their employees, customers and other invitees in common with others entitled to use them. The Common Elements include, but are not limited to, the roof, exterior wall assemblies including weather walls, exterior and interior structural components and bearing walls in the Building; lobbies, service corridors, stairways, elevators, indoor and outdoor walkways (if any) and public washrooms (if any); entrances and exits, delivery passages, landscaped and planted areas; common Building signage (such as Building directional signs); equipment, furniture, furnishings and fixtures; electronic systems such as fire prevention, security and communication systems; pipes; and electrical, plumbing, drainage, sewer, mechanical and other installations, equipment or services in or on the Building or related to it, as well as the structures housing them.

“Environmental Laws”: any federal, provincial or municipal laws, statutes, regulations, guidelines or protocols in any case that apply in Ontario relating in any way to pollution or the protection of the natural or human environment, public or occupational health and safety, and the regulation of the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a hazardous substance.

“Indemnifier”: the Person identified in Section 1.01(k) who has agreed to execute the Indemnity Agreement attached hereto as Appendix “1”, or a Person, if any, who has executed or agreed to execute any other indemnity agreement in favour of the Landlord.

“Landlord”: the party of the First Part and its authorized representatives. In sections that contain a release or other exculpatory provision or an indemnity in favour of the Landlord, “Landlord” includes the directors, officers, shareholders, contractors, employees and agents of the Landlord and Persons for whom the Landlord is responsible in law.

“Landlord's Work”: the work to be performed by the Landlord pursuant to Schedule “C”.

“Lands”: the lands described in Schedule “A” as they may be altered, reduced or expanded from time to time.

“Lease”: this agreement, all Schedules hereto and the Rules and Regulations, together with every properly executed instrument that amends, modifies or supplements this Lease.

"Leasehold Improvements": means all structures, fixtures, improvements, installations, alterations and additions from time to time made, constructed, erected or installed in or to the Premises (with the exception of equipment, chattels, merchandise, personal effects and the Tenant's usual trade fixtures located within the Premises).

“Management Company”: a company or other entity, if any, retained by the Landlord from time to time to operate or manage the Building. In sections that contain a release or other exculpatory provision or an indemnity in favour of a Management Company, “Management Company” includes the officers, directors, employees and agents of the Management Company.

“Mortgagee”: a mortgage or hypothecary creditor (including a trustee for bondholders) of the Building or part of it and a chargee or other secured creditor that holds the Building or a part of it as security, but a Mortgagee is not a creditor, chargee or security holder of a tenant of Rentable Premises. In sections that contain a release or other exculpatory provision or an indemnity in favour of the Mortgagee, “Mortgagee” includes the directors, officers and employees of the Mortgagee.

“Operating Costs”: means the total direct and indirect costs and expenses of maintaining, operating, repairing, insuring, replacing, managing and administering the Building which include, without limitation, those listed below, none of which is to be a duplication of another cost or expense:

(a)	the cost of all insurance which the Landlord is obligated or permitted to obtain under this Lease (including the Landlord's insurance premiums, all amounts falling below the level of the Landlord's insurance deductibles which are paid by the Landlord in connection with Claims made against it and all costs and expenses incurred by the Landlord for defending and paying such Claims);

(b)	costs of cleaning, pest control, recycling, snow removal, garbage and waste collection and disposal and landscaping;

(c)	costs of lighting, electricity, fuel, steam, gas, water and public utilities used in or serving the Common Elements, and electricity for signs that are part of the Common Elements;

(d)	costs of policing, security, supervision, and fire, life and safety inspections;

(e)	administration office expenses of operation, including but not limited to, salaries of personnel, including management and other supervisory personnel, employed on or off-site to carry out the operation and the cleaning, maintenance, and repair of the Building, including contributions and premiums for fringe benefits, employment insurance and workers' compensation insurance, pension plan contributions and similar premiums and contributions, and severance pay or indemnity (and to the extent that such personnel provide services to other buildings in addition to the Building, the Landlord will include in Operating Costs a reasonable allocation to the Building on account of the administration office expenses and salaries of such personnel);

(f)	rental costs of equipment, the cost (including rental) of building supplies and tools used in the maintenance, cleaning, repair and operation of the Building;

(g)	auditing, accounting, legal and other professional and consulting fees and disbursements (including fees for the Reconciliation Statement referred to in Section 6.02), and the cost of systems and software for automating administration and operation of the Building;

(h)	the cost of investigating, testing, monitoring, removing, enclosing, encapsulating or abating any Pollutant which is in or about the Building or any part thereof or which has entered the environment from the Building, if the Landlord is required to do so or if, in the Landlord's opinion, it is harmful or hazardous to any Person or to the Building or any part thereof or to the environment;

(i)	costs of service, repairs (including major repairs) and replacements to and maintenance and operation of any heating, ventilating and air-conditioning systems and equipment serving the Common Elements;

(j)	costs of janitorial services to common washrooms, if any;

(k)	costs of repairs (including major repairs) and replacements to and maintenance and operation of the Building and costs (including repair and replacement) of the maintenance, cleaning and operating equipment, master utilities meters and all other fixtures, equipment and facilities that are part of the Common Elements);

(l)	depreciation or amortization of the costs referred to in the immediately preceding paragraph (k) unless they are, under that paragraph (k), charged fully in the Rental Year in which they are incurred, all in accordance with rates and for periods determined by the Landlord from time to time in accordance with accepted practices in the commercial real estate industry;

(m)	interest calculated on the unamortized or undepreciated part of the costs referred to in paragraph (l) above, calculated monthly, from the date on which the relevant costs were incurred, at an annual rate of interest that is designated by the Landlord from time to time; and

(n)	an administration fee equal to fifteen percent (15%) of Operating Costs.

From the total of the costs referred to above there is deducted or excluded (as the case may be):

(aa)	net recoveries that reduce the expenses incurred by the Landlord in operating and maintaining the Building and the Common Elements, which are received by the Landlord from tenants as a result of any act, omission, default or negligence of tenants or as the result of breaches by tenants of the provisions in their leases (but not recoveries from tenants pursuant to corresponding clauses in their respective leases); and

(a)	(bb) net proceeds from insurance policies taken out by the Landlord, to the extent that the proceeds relate to the costs and expenses incurred in the maintenance and operation of the Building and the Common Elements; (if the Landlord defaults under Section 9.04, it will deduct an amount equal to the net proceeds that the Landlord would have been entitled to had it not defaulted under that Section).

“Permitted Use”: the permitted use of the Premises set out in Section 1.01(g).

“Person”: if the context allows, a person, firm, partnership or corporation, group of persons, firms, partnerships or corporations, or any combination of them.

“Pollutants”: any substance capable of posing a risk or damage to health, safety, property or the environment including, without limitation, any contaminant, pollutant, dangerous substance, noxious substance, toxic substance, hazardous waste, flammable or explosive material, radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, polychlorinated biphenyl waste, polychlorinated biphenyl related waste, and any other substance or material now or hereafter declared, defined or deemed to be regulated or controlled under any Environmental Laws.

“Premises”: the Rentable Premises described in Section 3.01(a).

“Prime Rate”: the rate of interest, per annum, established from time to time by the main office branch in Toronto, Ontario of the Landlord's designated chartered bank or trust company, as the reference rate of interest to determine interest rates it will charge on Canadian dollar loans to its Canadian customers and which it refers to as its “prime rate”.

“Proportionate Share”: a fraction which has as its numerator the Rentable Area of the Premises and as its denominator the Total Rentable Area of the Building.

“Province”: the Province of Ontario.

“Released Persons”: collectively and individually includes the Landlord, the Management Company, and the Mortgagee. In sections which contain a release or other exculpatory provision or an indemnity in favour of any or all of the Released Persons, such Released Person or Released Persons shall include the officers, directors, shareholders, employees, contractors and agents of each such Released Person and Persons for whom the Released Persons are in law responsible, and the Landlord acts as agent for, or as trustee for, the benefit of all Released Persons so that each such release, indemnity and/or other exculpatory provision is fully enforceable by such Released Persons.

“Rent”: collectively, Semi-Gross Rent, Additional Rent and Additional Rent Increases.

“Rentable Area”: the Rentable Area of the Premises is set out in Section 1.01(c) of this Lease and in respect of any Rentable Premises in the Building, is the area of all levels in such Rentable Premises measured from: (a) the exterior face of exterior walls; (b) the exterior face of interior walls that are not party walls, separating such Rentable Premises from adjoining Rentable Premises; and (c) the centre line of interior party walls separating such Rentable Premises from adjoining Rentable Premises. Rentable Area includes interior space even if it is occupied by projections, structures or columns, structural or non-structural.

“Rentable Premises”: those premises (including the Premises) in the Building that are designated or intended by the Landlord from time to time to be used or occupied in connection with commercial purposes.

“Rental Year”: the period of time that, in the case of the first Rental Year of the Term, starts on the Commencement Date, and ends on the last day of the month of the following December, and in the case of Rental Years after the first Rental Year, is a period of twelve (12) consecutive calendar months starting the first day after the Rental Year that immediately precedes it, but (i) the last Rental Year whether it is twelve (12) calendar months or not, terminates on the expiration or earlier termination of this Lease, and

(ii) the Landlord may, from time to time, by written notice to the Tenant, specify a date (which may precede the notice) on which the then current Rental Year will terminate and the anniversary of the specified date will be the expiry date of the subsequent Rental Years. The Landlord will not change the Rental Year, however, if its main purpose is to increase Rent, nor will it change a Rental Year to shorten the Term.

“Rules and Regulations”: the rules and regulations attached hereto as Schedule “D”, together with any amendments, deletions and additions made by the Landlord from time to time pursuant to Section 16.01, all of which shall form part of this Lease.

"Security Deposit": the amount stated in Section 1.01(m) and referred to in Section 4.06.

“Semi-Gross Rent”: the annual rent payable pursuant to Section 4.02.

“Stipulated Rate”: the rate of interest per annum that is the lesser of (a) five (5) percentage points more than the Prime Rate, and (b) the maximum rate permitted by law.

“Taxes”: has the meaning ascribed to it in Section 5.01.

“Tenant”: the Party of the Second Part and any Person mentioned as Tenant in this Lease. “Tenant” includes, where the context allows, the officers, directors, employees (while in the ordinary course of their employment), agents, invitees and licensees of the Tenant, and those over whom the Tenant may reasonably be expected to have control.

“Tenant's Work”: the work to be performed by the Tenant pursuant to Schedule “C”.

“Term”: the period described in Section 1.01(d).

“Total Rentable Area of the Building”: the aggregate of the Rentable Area of the Premises and the Rentable Area of all other Rentable Premises in the Building, excluding, at the Landlord’s option, the area occupied by the following categories of space: (a) storage areas; (b) mezzanine areas inside Rentable Premises; and (c) receiving areas and loading docks.

ARTICLE II - INTENT AND INTERPRETATION

Section 2.01 Intent, Rental Taxes and Allocation

(a)       Except as stated in this Lease, the Landlord is not responsible for costs, charges, or expenses relating to the Premises, their use and occupancy, their contents, or the business carried on in them, and the Tenant will pay the charges, impositions, costs and expenses relating to the Premises except as stated in this Lease. This Section will not be interpreted to make the Tenant responsible for ground rentals that may be payable by the Landlord, payments to Mortgagees or, subject to Article V, the Landlord's income taxes.

(b)       The Tenant will pay to the Landlord, in the manner specified by the Landlord, the full amount of all goods and services taxes, harmonized sales taxes, sales taxes, value-added taxes, multi-stage taxes, business transfer taxes, and any other taxes imposed in respect of the Rent payable by the Tenant under this Lease or in respect of the rental of space under this Lease (herein called “Rental Taxes”). Rental Taxes are payable by the Tenant regardless of how they are characterized. Rental Taxes payable by the Tenant will be calculated and payable in accordance with the applicable legislation. If a deposit is forfeited or an amount becomes payable to the Landlord due to a default or as consideration for a modification of this Lease and the applicable legislation deems a part of the deposit or amount to include Rental Taxes, then the deposit or amount will be grossed up to ensure that the full amount of the forfeited deposit or amount payable is received by the Landlord without encroachment by any deemed payment, input credit or otherwise.

(c)       Operating Costs and Taxes and any other costs and expenses payable by the Tenant under this Lease may be allocated or attributed by the Landlord directly to or between the various components of the Building, including any retail, office or storage components, and the Landlord may adjust the costs and expenses and/or the Tenant's share and/or Proportionate Share in accordance with practices relevant in the commercial real estate industry for similar multi-use buildings on a basis consistent with the services used by and/or the benefits derived by the tenants of each component of the Building or in respect of the Common Elements and having regard to the nature of the particular costs and expenses being allocated.

Section 2.02 Landlord and Representatives to Act Reasonably and in Good Faith

The Landlord, and each Person acting for the Landlord, in making a determination, designation, calculation, estimate, conversion, or allocation under this Lease, will act reasonably and in good faith and each accountant, architect, engineer or surveyor, or other professional Person employed or retained by the Landlord will act in accordance with the applicable principles and standards of the Person's profession.

Section 2.03 Rent Disputes

The Tenant may dispute an invoice, billing or statement in respect of Rent only by giving written notice to the Landlord specifying the basis of the dispute within sixty (60) days after delivery of the invoice, billing or statement, as the case may be. The Tenant will, in any event, continue to pay Rent in accordance with the Landlord's invoice, billing or statement until the dispute is resolved. No dispute in respect of any invoice, billing or statement issued to the Tenant is valid unless the procedure set out above is strictly complied with.

Section 2.04 Entire Agreement

This Lease includes the Schedules attached to it and the Rules and Regulations adopted under Section 16.01. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties concerning this Lease, the Premises, the Building or any matter related to all or any of them, except those that are set out in this Lease. No electronic communications between the parties will have the effect of creating or altering any legal rights or obligations of the parties.

Section 2.05 General Matters of Intent and Interpretation

(a)        Each obligation under this Lease is a covenant.

(b)       The captions, section numbers, article numbers and Table of Contents do not define, limit, construe or describe the scope or intent of the sections or articles.

(c)       The use of the neuter singular pronoun to refer to the Landlord or the Tenant is a proper reference even though the Landlord or the Tenant is an individual, a partnership, a corporation or a group of two or more individuals, partnerships or corporations. The grammatical changes needed to make the provisions of this Lease apply in the plural sense when there is more than one Landlord or Tenant and to corporations, associations, partnerships or individuals, males or females, are implied.

(d)       If a part of this Lease or the application of it to a Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, that part:

(i)	is independent of the remainder of the Lease and is severable from it, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of this Lease; and

(ii)	continues to be applicable to and enforceable to the fullest extent permitted by law against any Person and circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

No part of this Lease will be enforced against a Person, if, or to the extent that by doing so, the Person is made to breach a law, rule, regulation or enactment.

(e)       This Lease will be construed in accordance with the laws of Canada and the Province.

(f)       Time is of the essence of this Lease.

(g)       The Landlord acts as agent for, or as trustee for, the Released Persons to the extent necessary to ensure that all exculpatory provisions and indemnities included in their favour in this Lease are enforceable against the Tenant by them, and by the Landlord.

ARTICLE III - GRANT AND TERM

Section 3.01 The Premises

(a)       The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Premises set out in Section 1.01(b) located in the Building and having the Rentable Area set out in Section 1.01(c). The approximate location of the Premises is approximately shown hatched on Schedule “B”.

(b)       The Landlord may, at any time during the Term, upon sixty (60) days' written notice to the Tenant, relocate the Premises to other premises in the Building (the “Relocated Premises”). The Tenant will make any required alterations and relocate its business in accordance with plans and specifications approved by the Landlord and otherwise in accordance with Schedule “C” and will re-open for business to the public in the Relocated Premises within the time limit set by the Landlord, acting reasonably. If the Premises are relocated this Lease will remain unchanged except that Rent will be adjusted based on the Rentable Area of the Relocated Premises. The Landlord will reimburse the Tenant for any reasonable costs and expenses due directly to the relocation to the Relocated Premises, based on pre-approved competitive quotations as supported by paid invoices verifying such costs and expenses. The Tenant may not claim against the Landlord for damages or indemnification by reason of loss or interruption of business of the Tenant from the Premises due to any such relocation. The Tenant will execute any documents required by the Landlord to give effect to this Section 3.01(b).

(c)       So long as (i) the Rentable Area of the Premises is not materially increased or decreased, (ii) the Tenant’s use and enjoyment of the Premises is not materially and adversely affected more than is reasonably necessary under the circumstances, and (iii) the Landlord makes such Changes (as defined below) at its expense, completes the finishing or fixturing of the Premises to the standard existing before the Changes (but the Landlord shall not be liable for any consequential costs, damages or losses of the Tenant) and from and after the date of completion of such Changes the Rent payable by the Tenant shall be adjusted to reflect any consequential increase or decrease in the Rentable Area of the Premises, then, at any time and from time to time, the Landlord shall have the right to make any alterations to, additions to or deletions from the Premises or re-arrange or re-configure the Premises (the “Changes”), to the extent found necessary or desirable by the Landlord. The Landlord shall use commercially reasonable efforts to minimize interference with the Tenant’s business operations conducted from the Premises and, to that end, the Landlord shall schedule any Changes which will adversely affect the Tenant’s business outside of the Tenant’s business hours, where possible under the circumstances and shall, where possible, provide the Tenant reasonable prior written notice of any such Changes.

Section 3.02 Use of Common Elements

During the Term of this Lease the Tenant has the non-exclusive and non-transferable right (except in accordance with Article XII) to use the Common Elements in common with others entitled to do so, for the purposes for which they are intended and during the hours designated by the Landlord from time to time, subject however, to this Lease.

Section 3.03 Habendum

The Tenant will have and hold the Premises for the Term.

Section 3.04 Delayed Possession

Notwithstanding anything to the contrary, if there is a delay which results in the Landlord's Work not being substantially completed by the Commencement Date, the Landlord will not be responsible for any expenses or losses incurred as a result of the delay, and the Commencement Date will be deferred to correspond with the period of delay. If any delay arises from an act or omission of the Tenant, the Commencement Date will not be deferred. Notwithstanding anything to the contrary, if the Landlord is of the opinion that it will be unable to proceed with the Landlord’s Work within six (6) months after the Commencement Date, the Landlord may terminate this Lease without bonus or penalty on written notice to the Tenant, whereupon the Advance Rent and the Security Deposit will be returned to the Tenant, without interest or deduction, and neither party will have any further recourse against or liability towards the other.

Section 3.05 Certified Rentable Area

If the Rentable Area of the Premises is certified by the Architect or by an accredited land surveyor designated by the Landlord, then such Rentable Area will apply instead of the area indicated in Section 1.01(c) and Rent will be adjusted as calculated by the Landlord, which adjustment will be retroactive if the certification does not occur until after the Commencement Date.

Section 3.06 Acceptance of Premises

Taking possession of or occupation of all or any part of the Premises by the Tenant or any of its contractors or subcontractors shall be conclusive evidence of the acceptance by the Tenant of the condition and state of repair of the Premises.

ARTICLE IV - RENT

Section 4.01 Covenant to Pay

The Tenant covenants to pay, in lawful money of Canada at the address from time to time designated by the Landlord, Semi-Gross Rent, Additional Rent and Additional Rent Increases without any deduction, abatement or set off, the Tenant hereby waiving any rights it may have under any statute or at law to set off or withhold payment of any Rent.

Section 4.02 Semi-Gross Rent

(a)       The Tenant will throughout the Term, pay to the Landlord, as Semi-Gross Rent, the amounts set out in Section 1.01(f), in equal consecutive monthly instalments in advance on the Commencement Date and thereafter on the first day of each month during the Term.

(b)       If the Commencement Date is not the first day of a calendar month, the Tenant will pay, on the Commencement Date, Semi-Gross Rent calculated on a per diem basis (based on three hundred and sixty-five (365) days) from the Commencement Date to the end of the month in which it occurs.

(c)       The Tenant will: (i) deliver to the Landlord at the beginning of each Rental Year, a series of monthly post-dated cheques for the Rental Year for the total of the monthly payments of Semi-Gross Rent and any Additional Rent and Additional Rent Increases that are estimated by the Landlord in advance; or (ii) participate in a pre-authorized payment plan whereby the Landlord will be authorized to debit the Tenant’s bank account each month or from time to time in respect of the Semi-Gross Rent payable on a monthly basis and any Additional Rent and Additional Rent Increases that are estimated by the Landlord in advance. The Tenant hereby undertakes to execute and deliver, within five (5) days of presentation by the Landlord, such documentation as may reasonably be required by the Landlord to give full force and effect to this Section 4.02(c)(ii).

Section 4.03 Additional Rent and Additional Rent Increases

(a)       The Tenant will pay Additional Rent to the Landlord at the times and in the manner provided in this Lease. If not so provided, Additional Rent is payable within thirty (30) days after an invoice is given.

(b)       Notwithstanding anything to the contrary, during the first year of the initial Term (being the first twelve

(12) calendar months of the initial Term), the Semi-Gross Rent set out in Section 1.01(f) shall be deemed to include the Tenant’s share of Taxes under Section 5.03(a) and the Tenant’s Proportionate Share of Operating Costs under Section 6.02(a). At the end of the first year of the initial Term, the Landlord shall deliver to the Tenant a full accounting of the Tenant’s share of Taxes and the Tenant’s Proportionate Share of Operating Costs for that period, which amounts shall collectively be referred to as the “Base Year Additional Rent”. The Base Year Additional Rent excludes the cost of electricity used or consumed in the Premises under Section 7.01(a), the Landlord’s costs of servicing, repairing, maintaining and replacing the HVAC Equipment under Section 7.02(a), all charges for Additional Services provided by the Landlord or the Management Company to the Tenant under Section 7.04, and any repair, maintenance and security costs directly attributable to the Premises, it being agreed that the Tenant will be responsible for supplying and paying for the foregoing services to the Premises, at its sole cost.

(c)       Commencing at the beginning of the second year of the Term, and for each Rental Year of the Term thereafter, in addition to the Semi-Gross Rent payable under Section 4.02(a), the Tenant shall pay, as Additional Rent, any actual increases in the Tenant’s share of Taxes and the Tenant’s Proportionate Share of Operating Costs over the Base Year Additional Rent (the “Additional Rent Increases”) in accordance with the Reconciliation Statement to be delivered to the Tenant in accordance with Section 6.02(b) of this Lease.

Section 4.04 Overdue Rent

If the Tenant defaults in the payment of Rent, the unpaid Rent bears interest from the due date to the date of payment in full at the Stipulated Rate in force on the due date. Such interest is not payable until the Landlord demands payment of it.

Section 4.05 Advance Rent

The Tenant will pay immediately to the Landlord, simultaneously upon its execution and delivery to the Landlord of this Lease, the Advance Rent referred to in Section 1.01(l) of this Lease. The Advance Rent will be held by the Landlord without interest and applied on account of Semi-Gross Rent first becoming payable during the Term.

Section 4.06 Security Deposit

(a)       The Tenant will pay immediately to the Landlord, simultaneously upon its execution and delivery to the Landlord of this Lease, the Security Deposit referred to in Section 1.01(m) of this Lease. The Security Deposit shall be held by the Landlord, prior to and throughout the Term, without liability for interest, as security for the performance by the Tenant of all of its covenants and obligations under this Lease.

(b)       If at any time Rent is owing by the Tenant under this Lease or if the Tenant fails to perform any of its other covenants and obligations under this Lease or if the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors, then the Landlord may, at its option, in addition to any and all other rights and remedies provided for in this Lease or at law, appropriate and apply the entire Security Deposit, or so much of it as is necessary to compensate the Landlord for all loss, expenses or damages sustained or suffered by the Landlord due to or arising from such breach on the part of the Tenant or on account of such bankruptcy or insolvency. If all or any portion of the Security Deposit is so appropriated and applied, the Tenant shall, upon written request of the Landlord, forthwith remit to the Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited, and the Tenant's failure to do so within five (5) days after receipt of such request constitutes a breach of this Lease. If the Tenant complies with all of its covenants and obligations under this Lease, the Security Deposit shall be returned to the Tenant which is the then current tenant under this Lease at that time without interest within sixty (60) days after the expiry or earlier termination of the Term, or, at the Landlord's option, be applied by the Landlord on account of the last month's Rent payable under this Lease.

(c)       The Landlord may deliver the Security Deposit to any purchaser of the Landlord's interest in the Building if such interest is sold, and thereupon the Landlord is discharged from any further liability with respect to the Security Deposit.

ARTICLE V - TAXES

Section 5.01 Taxes – Definition

(a)       “Taxes” means (i) real property taxes, rates, duties, levies, charges and assessments (including local improvement and impost charges or levies) (referred to collectively as “real property taxes”) that are levied, rated, charged or assessed against (or allocated thereto by the Landlord in accordance with this Article V) the Building or any part of it from time to time (including, but not limited to, the Common Elements) by a taxing authority, whether federal, provincial, regional, municipal, school or otherwise (or allocated thereto by the Landlord in accordance with this Article V), and any taxes or other amounts that are imposed instead of, or in addition to, real property taxes whether similar or not, and whether or not in existence at the Commencement Date, and any real property taxes levied or assessed against the Landlord on account of its ownership of or interest in the Building, and (ii) the costs and expenses reasonably incurred for consultation, appraisal, legal and other fees and expenses to the extent they are incurred in an attempt to minimize, verify or reduce amounts mentioned in Section 5.01(a)(i) (including, without limitation, costs incurred by the Landlord in contesting or appealing Taxes). “Taxes” shall exclude the Landlord’s income taxes, place of business taxes, corporation taxes and taxes personal to the Landlord, except to the extent that they are imposed at any time in lieu of or in replacement of any Taxes.

(b)       If any Rentable Premises in the Building are vacant, then any lower tax rate or reduction in Taxes due to such vacancy shall be deemed not to exist and Taxes shall be adjusted to be the amount that would be applicable if the Building was fully occupied, and the benefit of such lower tax rate or reduction in Taxes due to vacancies shall accrue solely to the Landlord. Notwithstanding the foregoing, if at any time from and after the second year of the Term, the Landlord receives any rebates in respect of Taxes for which the Tenant paid the Tenant’s share in accordance with this Lease, the Tenant shall be entitled to a share of such rebate (after deducting the costs and expenses incurred by the Landlord in contesting or appealing Taxes, including, without limitation any property management fees incurred by the Landlord in connection with the administration of any contest or appeal of Taxes). The Tenant’s share of any such Taxes rebate will be determined by the Landlord acting reasonably and equitably and having regard to the Tenant’s actual contribution to the Taxes being rebated. For clarity, if a Taxes rebate is attributable solely to other premises in the Building (or to the tenant of those premises), the Tenant will not be entitled to any such rebate. By way of example, if another tenant in the Building is a charitable organization and as a result of its status as a charitable organization, Taxes in respect of such tenant’s premises are rebated, the Tenant will have no right to the benefit of any such rebate.

Section 5.02 Taxes Payable by the Landlord

The Landlord will, subject to Sections 5.03 and 6.02, pay the Taxes that are imposed against the Building or any part of it. However, the Landlord may defer payment of Taxes, or defer compliance with statutes, laws or by-laws, regulations or ordinances in connection with the levying of Taxes, to the extent permitted by law.

Section 5.03 Taxes Payable by the Tenant

(a)       Whether or not there are separate real property tax bills or separate assessment notices issued by a taxing or assessment authority, the Tenant will, subject to Section 4.03, pay to the Landlord, in each Rental Year, as the Tenant’s share of Taxes, the Tenant’s Proportionate Share of the Taxes levied, rated, charged or assessed against the Building. Despite what is stated above, the Landlord may elect from time to time, to determine the Tenant’s share of Taxes on some other reasonable basis. If it so elects, it will notify the Tenant in writing setting out the basis for the determination; the Tenant will pay its share based on that determination, and appropriate adjustments in respect of prepayments will be made.

(b)       The Tenant will pay the amounts payable under Section 5.03(a) in the manner and at the time set out in Section 6.02(b) of this Lease.

Section 5.04 Tenant's Responsibility

The Tenant will, on the Landlord's request, promptly deliver to the Landlord: (a) receipts for payment of all Taxes payable by the Tenant; (b) notices of any assessments for Taxes or other assessments received by the Tenant that relate to the Premises or the Building; and (c) whatever other information relating to Taxes the Landlord reasonably requests from time to time. Notwithstanding anything to the contrary, the Tenant will not appeal or contest the amount of any Taxes or any assessment with respect thereto.

ARTICLE VI - BUILDING AND COMMON ELEMENTS - CONTROL AND PAYMENT

Section 6.01 Control of the Building by the Landlord

The Landlord will operate the Building in a reputable manner as would a prudent owner of a similar building having regard to size, age and location. The Common Elements and those portions of the Building which are not leased to tenants are under the exclusive control of the Landlord.

Without limitation, the Landlord may, in its operation and control of the Building:

(a)        grant, modify and terminate easements and other agreements pertaining to the use and operation of the Building or any part of it and temporarily obstruct or close off or shut down parts of the Building for inspection, maintenance, repair, construction or safety reasons; and interfere, to the extent necessary and reasonable, with the use of and access over Common Elements;

(b)       employ personnel, including supervisory personnel and managers, for the operation, maintenance and control of the Building or any part of it. The Building, or parts of it, may be managed by Persons that the Landlord designates in writing from time to time;

(c)       use parts of the Common Elements for merchandising, display, decorations, entertainment and structures, permanent or otherwise, designed for retail selling or special features or promotional activities;

(d)       regulate, acting reasonably, all aspects of loading and unloading, delivery and shipping of fixtures, equipment and merchandise, and all aspects of garbage collection and disposal;

(e)       construct other buildings, structures, or improvements in the Building or any part of it and make alterations of, additions to, subtractions from, or rearrangements of the Building or any part of it; build additional stores in any part of the Building; and construct additional storeys, buildings or facilities adjoining or near the Building or any part of it; and

(f)        do and perform such other acts in and to the Building, or any part of it, as, in the use of good business judgment, the Landlord determines to be advisable for the proper operation of the Building.

Despite anything else in this Lease, the Landlord has no liability for diminution or alteration of the Common Elements that occurs as the result of the Landlord's exercise of its rights under this Section 6.01 or elsewhere under this Lease and the Tenant will not be entitled to compensation or a reduction or abatement of Rent, and no such diminution or alteration of the Common Elements shall be deemed to be a constructive or actual eviction of the Tenant or a default by the Landlord of any obligation for quiet enjoyment contained in this Lease or provided at law.

Section 6.02 Tenant's Proportionate Share of Operating Costs and Reconciliation Statements

(a)       Subject to Section 4.03, in each Rental Year the Tenant will pay to the Landlord its Proportionate Share of Operating Costs in the manner and at the time set out herein.

(b)       The Tenant will pay the amounts payable under Sections 5.03(a) and 6.02(a) according to estimates or revised estimates made by the Landlord from time to time in respect of periods determined by the Landlord. The Tenant's payments will be made in monthly instalments in advance for the periods in respect of which the estimates are made at the same time as Semi-Gross Rent is due to the Landlord. Within a reasonable time after the end of each year or Rental Year (as the case may be) the Landlord will deliver to the Tenant a statement (a “Reconciliation Statement”) of the Additional Rent Increases. For the last Rental Year the Landlord may deliver the Reconciliation Statement to the Tenant within a reasonable time after the last Rental Year, which will be considered final even though it may involve estimates, or it may deliver the Reconciliation Statement to the Tenant within a reasonable time after the date when the last Rental Year would have ended if the Term had not expired or this Lease had not terminated. If the Tenant has paid more than the Reconciliation Statement specifies, the excess will be refunded within a reasonable time after delivery of the Reconciliation Statement (unless the Tenant is then in any monetary default under any term or condition of this Lease or it owes money to the Landlord in which case the Landlord shall be entitled to apply the excess to such default). If the Tenant has paid less than the Reconciliation Statement specifies, the Tenant will pay the deficiency with the next monthly payment of Semi-Gross Rent, or in the case of the last Rental Year, within ten (10) days after the Landlord delivers the Reconciliation Statement. If a Rental Year is less than twelve (12) months, the amounts payable under Section 6.02 will be prorated on a per diem basis based on three hundred and sixty-five (365) days. Failure of the Landlord to render any Reconciliation Statement shall not prejudice the Landlord’s right to render such Reconciliation Statement thereafter or with respect to any other Rental Year. The Landlord may render amended or corrected Reconciliation Statements.

ARTICLE VII – UTILITIES, HEATING, VENTILATING AND AIR-CONDITIONING, GARBAGE AND WASTE COLLECTION AND DISPOSAL AND ADDITIONAL SERVICES

Section 7.01 Charges for Electricity

(i)       The Tenant will pay to the Landlord an amount (the “Charge”) which is the total, without duplication, of: (i) the costs incurred by the Landlord for electricity used in or for the Premises or allocated to them by the Landlord, including any electricity consumed as a result of the installation of any re-heat coil or additional heating system in the Premises; (ii) charges imposed in place of or in addition to electricity as determined by the Landlord; (iii) the Tenant’s share of the cost of any central meters or other measuring devices for the Building; (iv) the Landlord's costs of determining the Charge as well as the Landlord’s costs of procuring the utility supply contract including, but not limited to, professional, engineering and consulting fees and the cost of providing any security for payment to the supplier as set out in the utility supply contract, including but not limited to the amount of any security deposits, interest thereon, costs of providing letters of credit and any other similar costs; and (v) an administration fee of fifteen percent (15%) of the total referred to above. No administration fee is payable for amounts billed directly to the Tenant by the supplier and paid by the Tenant directly to the supplier.

(a)	If the Landlord supplies electricity, (i) the Tenant will pay the Landlord for them on demand, at reasonable rates; (ii) the Tenant will pay the Charge to the Landlord based on estimates of the Landlord but subject to adjustment within a reasonable time after the period for which the estimate has been made; (iii) the Tenant will, if requested by the Landlord, install at its own expense, at a location designated by the Landlord, a separate check meter indicating demand and consumption for electricity in the Premises; and (iv) the Landlord is not liable for interruption or cessation of, or failure in the supply of electricity, services or systems in, to or serving the Building or the Premises, whether they are supplied by the Landlord or others, and whether or not the interruption or cessation is caused by the Landlord's negligence.

(b)	The Landlord will determine the Charge on the basis of the Tenant’s Proportionate Share, or, at the Landlord’s sole option, by allocating the electricity for the Building among the Building’s components including the Common Elements, Rentable Premises and storage areas, acting on the advice of a qualified engineer using as a basis, but not limited to (i) check meters, (ii) the relevant rates of demand and consumption of electricity in the Common Elements, Rentable Premises and storage areas, and (iii) the connected loads of the areas that make up the Common Elements, Rentable Premises and storage areas for which there are no check meters.

(c)	The Tenant will keep current on all of its obligations to any independent utility supplier with which it contracts directly for its own supply of electricity. The Landlord will have the right to approve such arrangements, acting reasonably, and the Tenant will provide to the Landlord a copy of all utility supply contracts entered into by the Tenant. The Landlord has no liability or responsibility for providing a means of access to any utility supplier but shall be free to exercise its own discretion in that regard in the best interests of the Building.

Section 7.02 Heating, Ventilating and Air-Conditioning

(b)       The Landlord shall service, repair, maintain and replace the heating, ventilating and air-conditioning equipment serving the Premises (the “HVAC Equipment”), including operating labour and supplies, and the Tenant shall reimburse the Landlord for the costs thereof as Additional Rent, together with an administration fee equal to fifteen percent (15%) of those costs.

(c)       The Tenant will operate the HVAC Equipment so as to maintain such reasonable conditions of temperature and humidity within the Premises as are determined from time to time by the Landlord and its Architect or engineers.

(d)       Notwithstanding the foregoing, at the sole option of the Landlord, the Landlord may at any time during the Term or any extension or renewal thereof, require the Tenant to service, repair, maintain and replace the HVAC Equipment, at its sole cost. If the Landlord so elects, the Tenant shall obtain, at its own expense, a maintenance and service contract with respect to the HVAC Equipment, in a form and with a reputable maintenance company approved by the Landlord, under which contract such maintenance company shall fully service, repair, maintain and replace the HVAC Equipment in accordance with the terms of this Lease. Such maintenance contract shall at all times be kept in good standing by the Tenant and, upon request, evidence of the good standing of such contract shall be given by the Tenant to the Landlord. The Landlord shall also be supplied with a copy of the maintenance contract and any renewal or replacement thereof.

Section 7.03 Garbage and Waste Collection and Disposal

The Landlord shall from time to time designate the areas and manner in which and the times at which the Tenant shall deposit debris, garbage, trash and refuse. Notwithstanding the foregoing, the Tenant at its own expense shall provide a properly refrigerated area in the Premises for the deposit of debris, garbage, trash and refuse of a perishable nature if required by any governmental authority or the Landlord. The Tenant shall, at its expense, cause all debris, garbage, trash and refuse that is of a perishable nature (including all organic food waste) to be picked up and removed from the Premises at reasonable frequencies to limit any nuisance to other tenants within the Building. The Tenant shall, at its expense, cause all other debris, garbage, trash and refuse of a non-perishable nature to be picked up and removed from the Premises at reasonable frequencies as required by the Landlord, acting reasonably.

Section 7.04 Additional Services

The Tenant will pay to the Landlord, as Additional Rent, all charges for Additional Services provided by the Landlord or the Management Company to the Tenant beyond those supplied by the Landlord as part of the Building standard services. Such Additional Services shall include, but not be limited to, special utilities, excess quantities of utilities, or after-hours utilities, at the Landlord’s prevailing Building standard rates from time to time, as well as services provided at the Landlord’s reasonable discretion, including supervising and approving any Premises Work performed pursuant to Section 10.02, operating elevators for the sole benefit of the Tenant and supervising the movement of furniture, equipment, freight and supplies for the Tenant.

ARTICLE VIII - USE OF THE PREMISES

Section 8.01 Use of the Premises and Trade Name

The Tenant will not use or permit any part of the Premises to be used for any purpose other than the Permitted Use. The Tenant is responsible, at its cost, for satisfying itself that the Tenant’s use of the Premises is permissible pursuant to all applicable zoning and other laws and regulations.

Section 8.02 Prohibited Activities

(a)       No part of the Premises will be used for, nor will the Tenant engage in or allow any media advertising with respect to the Premises for the sale of goods not in keeping with a reputable and first-class facility, second hand goods or armed services surplus articles, insurance salvage stock, fire sale stock or bankruptcy stock; the sale of firecrackers or fireworks; bulk sale (other than a bulk sale made to an assignee or sub-tenant under a permitted assignment or subletting), liquidation sale, “going out of business” or bankruptcy sale, or warehouse sale; a sale of business fixtures; a sale or business conduct or service which, because of the merchandising methods or quality of operation likely to be used, would tend to lower the character of the Building or any part of it; or any practice of unethical or deceptive advertising or selling procedures.

(b)       The Tenant will not violate, or permit to be violated any exclusive covenants in effect at the Building from time to time.

Section 8.03 Conduct of Business

The Tenant will, throughout the Term, conduct continuously, actively and diligently, in a reputable and first- class manner, the Permitted Use in the whole of the Premises. In the conduct of the Tenant's business, the Tenant will:

(a)       ensure that all furniture, fixtures and equipment on or installed in the Premises are of first-class quality and keep them in good condition;

(b)       not carry on any business activity or display any items other than within the enclosed boundaries of the Premises;

(c)       permit the Landlord or the Management Company to refer to the Tenant’s brand name(s) and logo(s) and other identifying marks on a directory listing, website or any other informational material that is related to the Building; and

(d)       indemnify the Landlord in respect of any loss, cost or expense which the Landlord or any Released Person incurs in respect of any Claims enforced or sought to be enforced against the Landlord or any Released Person arising in connection with any strike, lock-out, or labour disruption or in connection with any union organizational or certification related proceedings involving the employees of the Tenant, any sub-tenant, or any licensee or occupant of the Premises. The Tenant will, in addition, within ten (10) days of its receipt of an invoice particularizing the Landlord's costs and expenses for extra cleaning, security, maintenance, or legal costs associated with activities of the type described above, pay to the Landlord the full amount of that invoice together with an administration fee of fifteen percent (15%) of the amount invoiced in respect of those costs and expenses.

Section 8.04 Compliance with and Observance of Law

(a)       The Tenant will comply with the statutes, regulations, ordinances or other governmental requirements relating to its ability to enter into and comply with this Lease.

(b)       The Tenant will promptly comply with the requirements from time to time of all governmental authorities which pertain to the Premises, the Tenant's use of the Premises, the conduct of business in the Premises, or the doing of work on or in the Premises. The Tenant is not required, however, to remedy work done by the Landlord in contravention of or without the permits required by law.

(c)       The Tenant will comply with all Environmental Laws including the requirements of governmental authorities pertaining to the existence of Pollutants and/or to waste reduction in connection with the Premises and the Tenant's conduct of business. The Tenant will also provide to the Landlord, within ten

(10) days of the Landlord's request in each case, copies of all documents and any other evidence that the Landlord requires concerning compliance by the Tenant with this requirement, including a report from an independent consultant designated or approved by the Landlord in that regard. The Tenant will also co- operate with the Landlord's reasonable requests in connection with any waste audits, waste reports, and waste reduction work plans that the Landlord prepares in connection with the operation of the Building or any part of it. The Tenant will pay to the Landlord an administration fee of fifteen percent (15%) of any costs or expenses that are incurred by or on behalf of the Landlord in connection with any non-compliance by the Tenant with its obligations under this Section 8.04(c). Further, if the Landlord believes, in its discretion, that the Landlord, its property, its reputation or the Premises or any of them is placed in any jeopardy, as determined by the Landlord, by the requirements for any work required to ensure compliance with the foregoing provisions of this Section 8.04, or that the Tenant is unable to fulfil its obligations under this Section, the Landlord may itself undertake such work or any part of it at the expense of the Tenant together with the administration fee referred to above.

Section 8.05 Energy Conservation

The Tenant will comply with reasonable requests of the Landlord for the conservation of energy.

Section 8.06 Pest Control

In order to maintain satisfactory pest control in the Premises, the Tenant shall, at its sole cost and expense, engage for the Premises to be serviced by a qualified pest extermination contractor at reasonable intervals (unless there is an immediate problem in which case the Tenant shall attend to it immediately and resolve it to the Landlord’s reasonable satisfaction). In the event that the Landlord reasonably determines that the Tenant is not fulfilling its duties herein, then the Landlord may, upon five (5) days’ written notice during which time the Tenant has failed to remedy the default or has failed to satisfy the Landlord that it has taken all reasonable steps to prevent any further breach of the same nature under this Section 8.06), engage its own pest extermination contractor on the Tenant's behalf without incurring any liability in respect thereof and the Tenant will pay to the Landlord the cost of the Landlord's pest extermination contractor together with an administration fee of fifteen percent (15%) of the total cost.

ARTICLE IX - INSURANCE AND INDEMNITY

Section 9.01 Tenant's Insurance

(a)       The Tenant will maintain the insurance described below throughout the Term and any period when it is in possession of the Premises, and each policy of that insurance will name, as insured, the Tenant, with the Landlord, the Management Company and the Mortgagee included as additional insureds as their respective interests may appear (except that in respect of the insurance described in Section 9.01(a)(iv) below, the Landlord, the Management Company and the Mortgagee will be included as additional insureds only with respect to Claims arising out of the occupancy or use of the Premises by the Tenant or the Tenant’s activities in the Building). The insurance which the Tenant is required to maintain is as follows:

(i)	all risks (including flood and earthquake) property insurance in an amount equal to one hundred percent (100%) of the full replacement cost, insuring (1) all property owned by the Tenant, or for which the Tenant is legally liable, or installed by or on behalf of the Tenant, and located within the Building including, but not limited to, fittings, installations, alterations, additions, partitions, and all other Leasehold Improvements, (2) the Tenant's inventory, furniture and movable equipment, and (3) insurance upon all glass and plate glass in the Premises, against breakage and damage from any cause, all in an amount equal to the full replacement cost thereof;

(ii)	broad form comprehensive boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least the replacement cost of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (except for the Landlord) on behalf of the Tenant in the Premises, or relating to, or serving the Premises;

(iii)	business interruption insurance with at least twelve (12) months indemnity in an amount that will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against under Sections 9.01(a)(i) and 9.01(a)(ii), and other perils commonly insured against by prudent tenants, or attributable to prevention of access to the Premises or the Building as a result of those perils;

(iv)	commercial general liability insurance including personal injury liability, contractual liability, non-owned automobile liability, employers liability, and owners' and contractors' protective insurance coverage, with respect to the Premises and the Tenant's use of the Common Elements, with coverage including the activities and operations conducted by the Tenant and any other Person on the Premises and by the Tenant and any other Person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible, in any other part of the Building. These policies will (1) be written on a comprehensive basis with inclusive limits of at least Five Million Dollars ($5,000,000.00) per occurrence for bodily injury for any one or more Persons, or property damage (but the Landlord, acting reasonably, or the Mortgagee, may require higher limits from time to time), and (2) contain a severability of interests clause and cross liability clauses;

(v)	tenant's legal liability insurance for the full replacement cost of the Premises, including loss of their use; and

(vi)	any other form of insurance and with whatever higher limits the Tenant, the Landlord, acting reasonably, or the Mortgagee requires from time to time, in form, in amounts and for risks against which a prudent tenant would insure.

(b)       The policies specified under Sections 9.01(a)(i), 9.01(a)(ii) and 9.01(a)(iii) will contain the Mortgagee's standard mortgage clause and may have reasonable deductibles of up to three percent (3%) of the amount insured. If there is a dispute as to the amount of the full replacement cost, the Landlord will determine it.

(c)       The policies specified under Sections 9.01(a)(i), 9.01(a)(ii) and 9.01(a)(iii) will contain a waiver or permitted prior release of any subrogation rights which the Tenant's insurers may have against all and any of the Released Persons, whether or not the damage is caused by their act, omission or negligence.

(d)       All policies will (i) be taken out with insurers acceptable to the Landlord; (ii) be in a form satisfactory to the Landlord, acting reasonably; (iii) be non-contributing with, and will apply only as primary and not excess to any other insurance available to all and any of the Released Persons; (iv) not be invalidated with respect to the interests of all and any of the Released Persons by reason of any breach or violation of warranties, representations, declarations or conditions contained in the policies; and (v) contain an undertaking by the insurers to notify the Released Persons in writing not less than thirty (30) days before any material change, cancellation, or termination.

(e)       Prior to the Commencement Date in Section 1.01(e) and thereafter upon renewal of each policy, the Tenant will deliver certificates of insurance on the Landlord's standard form, duly executed by the Tenant's insurers evidencing that the required insurance is in force, or, if required by the Landlord or the Mortgagee, the Tenant will deliver certified copies of each insurance policy as soon as possible after the placing of the insurance but in any case prior to the Commencement Date in Section 1.01(e). No review or approval of any insurance certificate or insurance policy by the Landlord derogates from or diminishes the Landlord's rights under this Lease.

Section 9.02 Increase in Insurance Premiums

The Tenant will comply promptly with the requirements of the Insurer's Advisory Organization and of any insurer, pertaining to the Premises or the Building. If the occupancy of the Premises, the conduct of business in the Premises, or anything done or omitted by the Tenant results in an increase in premiums for any insurance carried by the Landlord with respect to the Building, the Tenant will pay the increase to the Landlord immediately on demand. In determining whether the Tenant is responsible for increased premiums and the amount for which the Tenant is responsible, a schedule issued by the organization that computes the insurance rate on the Building showing the components of the rate will be conclusive evidence of the items that make up the rate.

Section 9.03 Cancellation of Insurance

The Tenant will not do or permit anything to be done that results in the cancellation or threatened cancellation or the reduction or threatened reduction of coverage under any insurance policy on the Building or any part of it.

Section 9.04 Landlord's Insurance

The Landlord will maintain, throughout the Term, in those reasonable amounts, and with those reasonable deductibles and exclusions that a prudent owner of a building similar to the Building would maintain, having regard to size, age and location, (a) all risks insurance on the Building (excluding the foundations and excavations) and the machinery, boilers and equipment contained in it and owned by the Landlord (except property that the Tenant and other tenants are required to insure); (b) public liability and property damage insurance with respect to the Landlord's operations in the Building; and (c) whatever other forms of insurance the Landlord or the Mortgagee reasonably consider advisable. This Section does not relieve the Tenant from liability arising from or contributed to by its negligence or its misconduct; no insurable interest is conferred on the Tenant under any policies of insurance carried by the Landlord; and the Tenant has no right to receive proceeds of any of those policies.

Section 9.05 Loss or Damage

None of the Released Persons is liable for death or injury arising from any occurrence in, upon, at, or relating to the Building or damage to property of the Tenant or of others located on the Premises or elsewhere, nor will they be responsible for loss of or damage to, or loss of use of property of the Tenant or others from any cause, whether or not it results from the negligence or misconduct of a Released Person. Without limiting the general intent of the previous sentence, no Released Person is liable for injury or damage to Persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from or onto any part of the Premises or the Building or from pipes, appliances, plumbing works, roof or subsurface of any floor or ceiling, or from the street or any other place, or by dampness in any part of the Building or resulting from any other cause and no Released Person is liable for damage caused by other tenants or Persons in the Building or by occupants of property adjacent to the Building, or the public, or caused by construction or by any private, public, or quasi-public work.

Section 9.06 Indemnification of the Landlord

Despite anything else in this Lease, the Tenant will indemnify the Released Persons and save them harmless from all Claims (including loss of Rent payable by the Tenant under this Lease) and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury arising from this Lease, or any occurrence in, on, or at the Premises, or from the occupancy or use by the Tenant of the Premises, or any part of them, or occasioned wholly or in part by an act or omission of the Tenant or by anyone permitted to be on the Premises by the Tenant. However, subject to Section 9.05, the Tenant is not required to indemnify the Released Persons or save them harmless from Claims when they arise directly from the gross negligence or willful misconduct of the Released Person.

ARTICLE X - MAINTENANCE, REPAIRS AND ALTERATIONS

Section 10.01 Maintenance and Repairs by the Tenant

(a)       Subject to Article XI, the Tenant will keep the Premises and all improvements in or on them in first-class condition. This obligation includes, but is not limited to, repainting and redecorating the Premises at reasonable intervals, making repairs and replacements to plate glass, signs (interior and exterior), mouldings, doors, hardware, partitions, walls, fixtures, lighting and plumbing fixtures, wiring, piping, ceilings, floors and thresholds in the Premises and maintaining, repairing and replacing all operating equipment in the Premises unless it forms part of the Common Elements. At the expiry or termination of this Lease, the Tenant will, (i) leave the Premises in the same condition as it was required to keep them in during the Term,

(ii) deliver all keys for the Premises to the Landlord at the place then fixed for the payment of Rent, (iii) give to the Landlord the combinations of any locks, safes, and vaults in the Premises, and (iv) comply with Sections 10.06(b) and (c).

(b)       The Tenant will, at its expense, as and when required by the Landlord, remove from the Premises and any other part of the Building or Lands, any Pollutants which may be in, or introduced or incorporated into, any part of the Premises or any other part of the Building or Lands through any act or omission of the Tenant or through any act or omission of any of its agents, employees, workers, contractors or Persons for whom the Tenant is in law responsible and the provisions of this Section 10.01(b) shall survive the expiry or earlier termination or surrender of this Lease.

Section 10.02 Approval of the Tenant's Alterations

(a)       The Tenant will not make repairs, alterations, replacements, decorations or improvements to the Premises (individually and collectively, “Premises Work”, which shall include the Tenant’s Work as described in Schedule “C”) without the Landlord's prior written approval, which approval will not be unreasonably withheld.

(b)       Prior to the commencement of any Premises Work, the Tenant shall submit details of the proposed Premises Work to the Landlord for its approval, including a reasonable number (as required by the Landlord) of plans, drawings and specifications (collectively, “Plans and Specifications”). The Plans and Specifications must: (i) be prepared by qualified architects, designers and engineers; (ii) include floor plans, a reflected ceiling plan, wall elevations, sections, details (including details of any special facilities or installations which may affect the Common Elements or any of the base building systems), interior elevations and sign design drawings and details; and (iii) include complete mechanical and electrical drawings, including, without limitation, all under-floor requirements, special equipment connections and installations, water and sewage, heating, ventilating and air-conditioning distribution systems, sprinkler mains and runs, electrical diagrams and panel schedules. No Premises Work may be commenced until the Landlord's final approval has been given over the Plans and Specifications and the Tenant shall not apply for a building permit prior to receiving such approval.

(c)       Prior to commencing any Premises Work the Tenant will provide to the Landlord a current clearance certificate issued pursuant to the workers' compensation act of the Province in respect of the contractor and every sub-contractor which the Tenant proposes to employ or to permit to do work in respect of the Premises and the Tenant will not permit any contractor or sub-contractors to do work in respect of the Premises except for those for which the clearance certificate has been provided.

(d)       All Premises Work shall be performed:

(i)	at the sole cost of the Tenant;

(ii)	in a good and workmanlike manner;

(iii)	in accordance with the Plans and Specifications approved by the Landlord in advance;

(iv)	in accordance with all applicable laws and requirements of the Landlord's insurers;

(v)	subject to the reasonable regulations, supervision, control and inspection of the Landlord, and having regard for other tenants operating in the Building; and

(vi)	subject to such indemnification against liens and expense as the Landlord reasonably requires.

(e)	If any Premises Work or installation of Leasehold Improvements depart from the standard for the Building or restrict access by the Landlord to any of the Common Elements, or restrict the installation of leasehold improvements or normal course of business operations by any other tenant in the Building, then the Tenant shall be responsible for all costs incurred by the Landlord in obtaining access to such Common Elements or in installing such other tenant's leasehold improvements.

(f)       Any increase in Taxes or fire or casualty insurance premiums for the Building attributable to any Premises Work shall be borne by the Tenant.

Section 10.03 Maintenance and Repairs by the Landlord

Subject to Article XI, the Landlord will maintain and repair the Common Elements as would a prudent owner of a similar Building, having regard to size, age and location but the cost will be included in Operating Costs. The obligations of the Landlord under this Section 10.03 are subject to the following exceptions: (a) any occurrence which is not covered by insurance which the Landlord is required to maintain under this Lease or the cost of repair or restoration which exceeds the proceeds of such insurance actually received by the Landlord; (b) damage or destruction as set out in Article XI, in the circumstances where the Lease will terminate; and (c) damage or injury referred to in Section 10.04.

Section 10.04 Repair Where the Tenant is at Fault

Subject to Section 9.05, if the Building or any part of it requires repair, replacement or alteration, (a) because of the negligence, fault, omission, want of skill, failure to perform its obligations under this Lease, act or misconduct of the Tenant or its officers, agents, employees, contractors, invitees or licensees, or (b) due to the requirements of governmental authorities relating to the Tenant's conduct of business the cost of the repairs, replacements or alterations will be payable by the Tenant and a sum equal to fifteen percent (15%) of the cost for the Landlord's overhead will be paid by the Tenant to the Landlord on demand.

Section 10.05 Tenant Not to Overload

The Tenant will not install equipment that overloads the capacity of a utility, electrical, or mechanical facility in the Premises and will not bring upon the Premises anything that might damage them or overload the floors. The Tenant will not, unless it has first submitted detailed Plans and Specifications to the Landlord and obtained the Landlord's prior written consent, bring into the Premises any utility, electrical, or mechanical facility or service.

Section 10.06 Removal and Restoration by the Tenant

Except for the Tenant's trade fixtures, all Premises Work (as defined in Section 10.02(a)) and all Tenant's Work performed by the Tenant or by the Landlord or others for or on behalf of the Tenant is the property of the Landlord on affixation or installation, without compensation to the Tenant. The Tenant will not remove Leasehold Improvements, trade fixtures, inventory or equipment from the Premises at any time except as follows:

(a)       provided that the Tenant is not in default under this Lease the Tenant may, during the Term, in the ordinary course of its business or in the course of renovation, reconstruction or alteration of the Premises by the Tenant approved in accordance with this Lease, remove its trade fixtures, inventory or equipment if they have become excess for the Tenant's purposes or if the Tenant immediately substitutes new trade fixtures, inventory and equipment of equal or better value; and

(b)       the Tenant shall, at the expiry or earlier surrender or termination of this Lease, at its sole cost, remove its trade fixtures, inventory and equipment and those of its Leasehold Improvements that the Landlord requires be removed.

(c)       The Tenant shall at its own expense repair any damage caused to the Premises or to the Building by the installation or removal of the Leasehold Improvements, trade fixtures, inventory and equipment, and such obligation survives the expiry or earlier surrender or termination of this Lease. If the Tenant does not remove its trade fixtures, inventory and equipment within three (3) days after the expiry or earlier termination of this Lease, such trade fixtures, inventory and equipment shall be deemed conclusively to have been abandoned by the Tenant and may be appropriated, sold, destroyed or otherwise disposed of by the Landlord without notice or obligation to compensate the Tenant or to account therefore, and the Tenant shall pay to the Landlord, on demand, all costs incurred by the Landlord in connection therewith.

Section 10.07 Tenant to Discharge all Liens and Avoid Encumbrances

The Tenant will ensure that no construction or other lien (similar or otherwise), and no charge, mortgage, security interest, floating charge, debenture, or other encumbrance (collectively, “Encumbrance”) is registered or filed against: (a) the Building or any part of it, or (b) the Landlord's interest in the Building or any part of it, or (c) the Tenant's interest in the Premises, or (d) fixtures installed in the Premises, by any Person claiming by, through, under, or against the Tenant or its contractors or subcontractors. If the Tenant defaults under this section the Landlord may, in addition to its remedies contained in Article XV of this Lease, discharge the lien or Encumbrance by paying the amount claimed to be due into court or directly to the lien claimant or Encumbrance holder and the amount paid, as well as the costs and expenses (including solicitor's fees on a solicitor and client basis) incurred as the result of the registration or filing of the lien or Encumbrance, including the discharge of the lien or Encumbrance, will be paid by the Tenant to the Landlord on demand.

Section 10.08 Signs

(a)       The Tenant will not display any sign, picture, advertisement, notice, lettering or decoration on the exterior of the Premises without in each instance obtaining the Landlord's prior written approval. Notwithstanding the foregoing, subject to the Tenant’s compliance with municipal requirements, at the Tenant’s sole cost, and the Landlord’s prior written consent (not to be unreasonably withheld or delayed) as to the design, type, size and location of the Tenant’s signage, the Tenant shall install and maintain its identification signage on the exterior of the Premises in a location designated by the Landlord. The Tenant’s signage shall be of a first class nature and professionally prepared. No roof top signage or displays are permitted. All of the Tenant's signs will remain the property of the Tenant, will be maintained and operated by the Tenant at its expense and the Tenant will pay for all utilities consumed in connection with such signs. At the expiration of the Term or earlier termination of this Lease, the Tenant will remove all of its signs at the Tenant's sole cost and expense and will immediately repair all damage caused by the removal. The Tenant's obligation to observe this covenant will survive the expiration or earlier termination of this Lease

(b)       All interior advertising or signage that is visible from the exterior of the Premises shall be professionally prepared, in keeping with first-class standards and acceptable for family viewing, comply with all municipal and other applicable laws and not block or obstruct all or substantially all of the windows of the Premises. In no event will the Tenant be permitted to use flashing, strobe or neon lights within the Premises or on its exterior.

Section 10.09 Environmental Covenants

(a)       The Tenant shall not bring into or allow to be present in the Premises or the Building any Pollutants, except to the extent in compliance with and within levels permissible under Environmental Laws. If the Tenant shall bring or create upon the Building, including the Premises, any Pollutants, then such Pollutants shall be and remain the sole property of the Tenant and the Tenant shall remove same at its sole cost at the expiration or sooner termination of the Term or sooner if so directed by any governmental authority or if required to effect compliance with any Environmental Laws or if required by the Landlord.

(b)       The obligations of the Tenant under this Section 10.09 shall survive the expiry, assignment, repudiation, disclaimer, surrender or earlier termination of this Lease. To the extent that the performance of those obligations require access to or entry upon the Premises by the Tenant after such expiry, assignment, repudiation, disclaimer, surrender or earlier termination of this Lease, or to the extent that the performance of those obligations require the Tenant to access or enter any other part of the Building (whether before or after the expiry, assignment, repudiation, disclaimer, surrender or earlier termination of this Lease), the Tenant shall have such entry and access to that part or parts of the Building only at such times and upon such terms and conditions as the Landlord may from time to time specify.

(c)       Notwithstanding any of the provisions of this Section 10.09, the Landlord may, at the Tenant's cost and expense, itself or by its agents, servants, employees, contractors and subcontractors, undertake the performance of any necessary work in order to complete the obligations of the Tenant under this Section 10.09, but having commenced such work, the Landlord shall have no obligation to the Tenant to complete such work but the Tenant will not be released from its obligations under this Section 10.09 in the event the Landlord elects not to complete such work.

Section 10.10 Building Roof

The Tenant shall not be entitled to install upon the roof of the Building any equipment, sign, satellite dish, aerial, transmitting device or other fixture, except as consented to in advance in writing by the Landlord and then only on the terms and conditions imposed or approved by the Landlord in writing and subject to initial and continued compliance by the Tenant with all governmental authorities having jurisdiction.

ARTICLE XI - DAMAGE AND DESTRUCTION

Section 11.01 Interpretation

In this Article:

(a)       “Damage” means damage (including but not limited to, smoke and water damage and damage that amounts to destruction) that results from any cause and "Damaged" has a corresponding meaning;

(b)       "Date of Taking" means the date on which the expropriation authority takes possession of the Building, the Premises, or any part thereof, as the case may be;

(c)       "Expropriated" means expropriated by a governmental authority or transferred, conveyed or dedicated in contemplation of a threatened expropriation and "Expropriated" has a corresponding meaning; and

(d)       “Usable” means usable by the Tenant for the purpose contemplated by this Lease.

Section 11.02 Damage to the Premises

Subject to Section 11.03, if the Premises are Damaged, the Landlord will promptly repair or reconstruct the Premises to the extent of the Landlord's Work. If part or all of the Premises is not Usable because of the Damage, Semi-Gross Rent (but not Additional Rent or Additional Rent Increases) will abate in the proportion that the Rentable Area of that part of the Premises which is not Usable is relative to the Rentable Area of the whole of the Premises, from the date of the Damage until the earlier of, (i) the date when the whole of the Premises is Usable again or, (ii) thirty (30) days after substantial completion of the Landlord's Work. When the Landlord notifies the Tenant that it has completed enough of the Landlord's Work to enable the Tenant to start the Tenant's Work, the Tenant will complete the Tenant's Work and reopen the whole of the Premises for business as soon as possible but in any case within thirty (30) days after the Landlord's notice. No capital allowance, inducement to lease, or other payment that was made to the Tenant at the time of, or in connection with the original construction of the Premises or the Tenant's improvements thereto will be payable by the Landlord to the Tenant. Notwithstanding the foregoing, the Tenant will not be entitled to any abatement of Semi-Gross Rent if the Damage resulted from or was occasioned by any act, fault, misconduct, negligence, omission or want of skill of the Tenant, its officers, servants, employees, contractors, invitees or licensees, or by Persons for whom the Tenant is responsible at law or over whom the Tenant may be reasonably considered to exercise control.

Section 11.03 Damage to the Building

(a)       Despite anything else to the contrary in this Lease, if more than thirty-five percent (35%) of the Total Rentable Area of the Building is Damaged, whether or not the Premises are Damaged, the Landlord may, by written notice to the Tenant within ninety (90) days after the Damage, terminate this Lease, effective thirty (30) days after the notice, and all Rent will abate as of the effective date of the termination. The Tenant will have no Claims against the Landlord as a result of or arising from any such early termination of this Lease.

(b)       If the Building is Damaged to the extent described in Section 11.03(a) and the Landlord does not terminate this Lease, the Landlord will, to the extent of insurance proceeds received, promptly rebuild or repair the Building to the extent of its obligations under the leases for Rentable Premises that are in force at the time but the Landlord may use plans and specifications and working drawings that are different in content from those used in the original construction of the Building or any part of it and the rebuilt or repaired Building may be different in configuration, size or design from the Building before the Damage.

Section 11.04 Expropriation of the Building or the Premises

The Landlord and the Tenant will cooperate with each other if there is an Expropriation of all or part of the Premises or the Building, so that each may receive the maximum award that it is entitled to at law. To the extent, however, that a part of the Building, other than the Premises, is Expropriated, the full proceeds that are paid or awarded, as a result will belong solely to the Landlord, and the Tenant will assign to the Landlord any rights that it may have or acquire in respect of the proceeds or awards and will execute the documents that the Landlord reasonably requires in order to give effect to this intention. The Tenant will have no Claims against the Landlord as a result or arising from the Expropriation of all or any part of the Building.

Section 11.05 Architect's Certificate

A certificate issued by the Architect will bind the parties concerning any of the matters that need to be determined under this Article XI.

ARTICLE XII - ASSIGNMENT

Section 12.01 Consent Required

(a)       In this Article “Transfer” means, (i) an assignment, sale, conveyance, sublease, disposition, or licensing of this Lease or the Premises, or any part of them, or any interest in this Lease (whether or not by operation of law) or in a partnership that is a Tenant under this Lease, (ii) a mortgage, charge, lien or debenture (floating or otherwise) or other encumbrance of this Lease or the Premises or any part of them or of any interest in this Lease or of a partnership or partnership interest where the partnership is a Tenant under this Lease, (iii) a parting with or sharing of possession of all or part of the Premises, and (iv) a transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription of all or part of the corporate shares of the Tenant or an “affiliate” of the Tenant (as that term is defined in the Canada Business Corporations Act as at the date of this Lease) which results in a change in the effective voting control of the Tenant. “Transferor” and “Transferee” have meanings corresponding to the definition of “Transfer” set out above, (it being understood that for a Transfer described in Section 12.01(a)(iv) the Transferor is the Person that has effective voting control before the Transfer and the Transferee is the Person that has effective voting control after the Transfer).

(b)       The Tenant will not effect or permit a Transfer without the consent of the Landlord, except that despite anything in the Commercial Tenancies Act and despite any other statute or law:

(i)	the Landlord may unreasonably withhold its consent to a Transfer within twenty-four (24) months of the Commencement Date, and

(ii)	after that twenty-four (24) month period the Landlord may not unreasonably withhold its consent except that without limiting the grounds upon which a Transfer may be refused, it shall be reasonable for the Landlord to refuse to give its consent if:

(I)	the Tenant is then in default under this Lease;

(II)	the Tenant is seeking a change in the Permitted Use;

(III)	covenants, restrictions, or commitments given by the Landlord to other tenants in the Building or to Mortgagees or other parties regardless of when given, prevent or inhibit the Landlord from giving its consent to the Transfer;

(IV)	in the Landlord's reasonable opinion the financial background, business history or capability of the proposed Transferee is not satisfactory;

(V)	the proposed Transferee is in default under any lease with the Landlord or its "affiliates" (as that term is defined above in Section 12.01(a)) or there is a history of defaults under commercial leases by the proposed Transferee, or by companies or partnerships in which the proposed Transferee was a principal shareholder or partner at the time of the defaults;

(VI)	the Transfer is a mortgage, charge, debenture (floating or otherwise) of, or in respect of, this Lease or the Premises or any part of them (the Landlord acknowledging that this prohibition shall not prevent the Tenant from granting any encumbrance in favour of any bona fide arm's length financial or lending institution over the Tenant's goods, trade fixtures, furnishings and equipment located on the Premises (excluding, however, Leasehold Improvements) except that this shall not be a deemed release by the Landlord of any rights which it has at law with respect to such goods, trade fixtures, furnishings and equipment (such as, by way of example, its rights to distrain)); or

(VII)	the Landlord does not receive sufficient information from the Tenant or the proposed Transferee to enable it to make a determination concerning the matters set out above.

(c)       Section 12.01(b) does not apply to (i) a Transfer that occurs on the death of the Transferor, (ii) a Transfer described in Section 12.01(a)(iv) which occurs when the sole Tenant in occupation of the Premises is a corporation (a “Public Corporation”) whose shares are traded and listed on a stock exchange in Canada or the United States, or (iii) a Transfer that occurs when (1) the sole Tenant in occupation of the Premises is a “subsidiary body corporate” (as that term is defined on the date of this Lease under the Canada Business Corporations Act) of a Public Corporation and (2) it is the shares of the Public Corporation and not of the Tenant that are transferred or issued.

(d)       If the Tenant intends to effect a Transfer, the Tenant shall give prior written notice to the Landlord of such intent specifying the identity of the proposed Transferee, the type of Transfer contemplated, and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee requires, together with copies of all documents which record the particulars of the proposed Transfer. The Landlord shall, within thirty (30) days after having received such notice and all requested information, notify the Tenant either that:

(i)	it consents or does not consent to the Transfer in accordance with the provisions of this Article 12; or

(ii)	it consents on such terms and conditions in addition to Section 12.02 as the Landlord, in its sole opinion, deems fit.

(e)       The Tenant's only recourse in respect of the Landlord withholding its consent to a Transfer in cases where it is not entitled to do so under this Section 12.01 shall be to bring an application for a declaration that the Landlord shall grant its consent to such Transfer. Subject to the Tenant's right to bring such application for a declaration regarding the Landlord's consent to a Transfer and any damages and costs associated therewith, the Landlord shall not be liable for any Claims of the Tenant or any proposed Transferee arising out of the Landlord withholding its consent to any Transfer.

Section 12.02 Terms and Conditions Relating to Transfers

The following terms and conditions apply in respect of a Transfer:

(a)       the consent by the Landlord is not a waiver of the requirement for consent to subsequent Transfers;

(b)       no acceptance by the Landlord of Rent or other payments by a Transferee is, (i) a waiver of the requirement for the Landlord to consent to the Transfer, (ii) the acceptance of the Transferee as Tenant, or

(iii) a release of the Tenant from its obligations under this Lease;

(c)       the Landlord may apply amounts collected from the Transferee to any unpaid Rent;

(d)       the Transferor, unless the Transferee is a sub-tenant of the Tenant, will retain no rights under this Lease in respect of obligations to be performed by the Landlord or in respect of the use or occupation of the Premises after the Transfer;

(e)       the Transferee will execute, prior to the Transfer, an agreement directly with the Landlord agreeing to be bound by this Lease as if the Transferee had originally executed this Lease as Tenant but the Transferor will remain jointly and severally responsible with the Transferee for the fulfilment of all obligations of the Tenant under this Lease during the remainder of the Term and any renewal or extension thereof, and, if required by the Landlord, the Transferor will execute an indemnity agreement on the Landlord's standard form, to give full force and effect to the foregoing;

(f)       in the case of a sublease, the Transferee shall waive any rights it may have under any legal or equitable rule of law or under the Commercial Tenancies Act, as amended from time to time, or any other applicable legislation, to apply to a court or to otherwise elect to (i) retain the unexpired Term of this Lease or the unexpired sublease term, (ii) obtain any right to enter into any lease or other agreement directly with the Landlord for the Premises or the subleased premises, or (iii) otherwise remain in possession of any portion of the Premises or, subleased premises, in any case where this Lease or any such sublease is terminated, surrendered or otherwise cancelled, including a disclaimer of this Lease by a trustee in bankruptcy of the Tenant. The Tenant and the Transferee shall promptly execute any agreement required by the Landlord to give effect to the foregoing terms;

(g)       if the Transferee pays or gives or covenants to pay or to give to the Transferor money or other value that is reasonably attributable to the desirability of the location of the Premises or to Leasehold Improvements that are owned by the Landlord or for which the Landlord has paid in whole or in part, then at the Landlord's option, the Transferor will pay to the Landlord such money or other value in addition to all Rent payable under this Lease and all amounts shall be deemed to be further Additional Rent;

(h)       if the Transfer is one which requires the Landlord's consent, then if such Transfer is not completed within sixty (60) days of the date of such consent, the Landlord may, at its option, withdraw its consent;

(i)       all Rent for the month in which the Transfer occurs shall be paid in advance by the Transferor so that the Landlord will not be required to accept partial payments of Rent for such month from either the Transferor or Transferee;

(j)       all documents relating to a Transfer or the Landlord's consent will be prepared by the Landlord or its solicitors and all of the processing and legal costs of the Landlord will be paid to the Landlord by the Tenant on demand; and

(k)       if this Lease is repudiated, disaffirmed, disclaimed, surrendered (except with the consent of the Landlord) or terminated by a Transferee, by any trustee in bankruptcy of a Transferee, or by a court representative, the original Tenant named in this Lease or any Transferee (except the bankrupt or insolvent Transferee) will be considered, upon notice (which the Landlord may elect to give to the Tenant or any Transferee within thirty (30) days of the repudiation, disaffirmation, disclaimer, surrender or termination), to have entered into a lease (the "Remainder Period Lease") with the Landlord, containing the same terms and conditions as this Lease (it being agreed that the commencement date of the Remainder Period Lease will be considered to be the date of the repudiation, disaffirmation, disclaimer, surrender or termination, and the expiration date of the Remainder Period Lease shall be the date on which this Lease would have expired had the repudiation, disaffirmation, disclaimer, surrender or termination not occurred).

Section 12.03 No Advertising of the Premises

The Tenant will not offer or advertise in any manner the whole or any part of the Premises or this Lease for the purpose of a Transfer and will not permit a broker or other Persons to do so unless the complete text and format of such advertisement is approved by Landlord in writing. However, in no event will the advertisement contain any reference to the rental rate for the Premises.

Section 12.04 Sales and Other Dispositions by the Landlord

Nothing in this Lease shall restrict the right of the Landlord to sell, convey, assign or otherwise deal with the Building or any part of it, subject only to the rights of the Tenant under this Lease. A sale, transfer or conveyance of the Building by the Landlord or an assignment by the Landlord of this Lease or any interest of the Landlord under it shall operate to release the Landlord from liability from and after the effective date thereof for all of the covenants, terms and conditions of this Lease, express or implied, except as such (a) may relate to the period prior to such effective date and (b) are not assumed by the purchaser, transferee or dispose, and the Tenant shall thereafter look solely to the Landlord's successor in interest in and to this Lease.

ARTICLE XIII - ACCESS AND ALTERATIONS

Section 13.01 Right of Entry

(a)       It is not a re-entry or a breach of quiet enjoyment and no Rent shall abate if the Landlord and its representatives enter the Premises at reasonable times after twenty-four (24) hours’ notice (but if the Landlord determines there is an emergency, no notice is required): (i) to examine the Premises, (ii) to make repairs, alterations, improvements or additions to the Premises or the Building or adjacent property, (iii) to conduct an environmental audit of the Premises or any part of the Building, or (iv) to carry out any of its rights or obligations under this Lease. This right extends to (and is not limited to) the pipes, conduits, wiring, ducts, columns and other installations in the Premises. The Landlord will take reasonable steps to minimize any interruption to the Tenant's business in the Premises in exercising its rights under this Section 13.01(a).

(b)       The Landlord may enter the Premises at reasonable times to show them to prospective purchasers, tenants or Mortgagees. During the twelve (12) months before the expiry of the Term, the Landlord may display on the Premises “For Rent” or “For Sale” notices of reasonable size and number, and in reasonable locations.

ARTICLE XIV - STATUS STATEMENT, SUBORDINATION AND ATTORNMENT

Section 14.01 Status Statement

The Tenant will at any time and from time to time execute and deliver to the Landlord, or as the Landlord, a Mortgagee or a purchaser may direct, within ten (10) days after it is requested, a certificate of the Tenant, in the form supplied, addressed to the Landlord, the Mortgagee or the purchaser, as the case may be, and/or any prospective purchaser, lessor or Mortgagee, certifying such particulars, information and other matters in respect of the Tenant, the Premises and this Lease that the Landlord, the Mortgagee or the purchaser, as the case may be, may request.

Section 14.02 Subordination and Attornment

(a)       This Lease is and will remain subordinate to every Encumbrance against the Premises or the Building and the Tenant will, on request, sign any document requested by the Landlord to confirm the subordination of this Lease to any Encumbrance and to all advances made or to be made on the security of the Encumbrance. The Tenant will also, if the Landlord requests it to do so, attorn to the holder of any Encumbrance, or to any purchaser, transferee or disposee of the Building or of an ownership or equity interest in the Building and the Tenant will, on request, sign any document requested by the Landlord to confirm such attornment.

(b)       If possession is taken under, or any proceedings are brought for the foreclosure of, or if a power of sale is exercised resulting from an Encumbrance the Tenant will attorn to the Person that so takes possession if that Person requests it and will recognize that Person as the Landlord under this Lease.

(c)       The form and content of any document confirming or effecting the subordination and attornments provided for in this Section 14.02 will be that required by the Landlord or the holder of the Encumbrance in each case, and each such document will be delivered by the Tenant to the Landlord within ten (10) days after the Landlord requests it.

ARTICLE XV - DEFAULT

Section 15.01 Events of Default

An “Event of Default” occurs when:

(a)       the Tenant defaults in the payment of Rent or Rental Taxes and fails to remedy the default within five (5) days after written notice;

(b)       the Tenant commits a breach that is capable of remedy other than a default in the payment of Rent or Rental Taxes, and fails to remedy the breach within ten (10) days after written notice that (1) specifies particulars of the breach, and (2) requires the Tenant to remedy the breach (or if the breach would reasonably take more than ten (10) days to remedy, fails to start remedying the breach within the ten (10) day period, or fails to continue diligently and expeditiously to complete the remedy);

(c)       the Tenant commits a breach of this Lease that is not capable of remedy and receives written notice specifying particulars of the breach;

(d)       a report or statement required from the Tenant under this Lease is false or misleading except for a misstatement that is the result of an innocent clerical error;

(e)       the Tenant, or a Person carrying on business in a part of the Premises, or an Indemnifier becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors, or makes any proposal, assignment or arrangement with its creditors;

(f)       a receiver or a receiver and manager is appointed for all or a part of the property of the Tenant, or of another Person carrying on business in the Premises, or of an Indemnifier;

(g)       steps are taken or proceedings are instituted for the dissolution, winding up or other termination of the Tenant's or the Indemnifier's existence or for the liquidation of their respective assets;

(h)       the Tenant or any Indemnifier makes or attempts to make a bulk sale of any of its assets other than in conjunction with a Transfer approved by the Landlord;

(i)       the Premises are vacant or unoccupied for five (5) consecutive days or the Tenant abandons or attempts to abandon the Premises, or sells or disposes of property of the Tenant or removes it from the Premises so that there does not remain sufficient property of the Tenant on the Premises free and clear of any lien, charge or other encumbrance ranking ahead of the Landlord's lien to satisfy the Rent due or accruing for at least twelve (12) months;

(j)       the Tenant effects or attempts to effect a Transfer that is not permitted by this Lease;

(k)       a writ of execution is issued against the Tenant and remains outstanding for more than ten (10) days or this Lease or any of the Tenant's assets on the Premises are taken or seized under a writ of execution, an assignment, pledge, charge, debenture or other security instrument and such writ, assignment, pledge, charge, debenture or other security instrument is not stayed or vacated within fifteen (15) days after the date of such taking;

(l)       the Tenant commits a breach under Section 10.09 of this Lease; or

(m)       an indemnity agreement (if one has been provided in favour of the Landlord) is terminated or an Indemnifier's obligations thereunder are reduced, modified or otherwise limited except by way of express consent of the Landlord.

Section 15.02 Remedies upon a Default

(a)       Upon the occurrence of an Event of Default the full amount of the current months' Rent and, where the Event of Default is of the type set out in Section 15.01(e), the next three (3) months' instalments of Semi- Gross, Rental Taxes, Additional Rent and Additional Rent Increases, will immediately become due and payable and the Landlord shall have the following rights and remedies without prejudice to any other rights which it has under this Lease or at law:

(i)	to terminate this Lease and re-enter and repossess the Premises and remove all Persons and property from the Premises;

(ii)	seize, sell, dispose of or store all or any property on the Premises, all at the Tenant's expense as the Landlord considers appropriate, all without notice to the Tenant, without legal proceedings and without liability for loss or damage and without prejudice to the rights of the Landlord to recover damages and all other amounts which the Landlord is entitled to claim by reason of the Tenant's breach of this Lease; and

(iii)	to enter the Premises as agent of the Tenant but without terminating this Lease in order to relet the Premises or a part of them for whatever term or terms (which may be for a term extending beyond the Term) and at whatever Rent and upon whatever other terms the Landlord reasonably considers to be advisable. No repossession of the Premises by the Landlord will be construed as an election by the Landlord to terminate this Lease unless a written notice of termination is given to the Tenant. On each such reletting, the Rent received from the reletting shall be applied as follows: first, to the payment of any reasonable expenses incurred by the Landlord with respect to any such reletting (including brokerage fees, solicitors fees and the costs of any alterations or repairs needed to facilitate the reletting); second, to the payment of any amounts owed to the Landlord by the Tenant that are not Rent or Rental Taxes; third, to the payment of Rent and Rental Taxes in arrears, and the residue, if any, will be held by the Landlord and applied to payment of future Rent and Rental Taxes as it becomes due and payable. If the Rent and Rental Taxes received from a reletting during a month are less than that to be paid by the Tenant during that month, the Tenant will pay the deficiency to the Landlord (which deficiency will be calculated and paid monthly in advance on or before the first day of every month). If the Landlord repossesses the Premises in accordance with this Section 15.02(a)(iii), the Landlord may, on written notice to the Tenant, remove all property from the Premises and store it at the Tenant's cost and sell or dispose of it as the Landlord deems fit, without legal proceedings, without liability for loss or damage and without prejudice to the Landlord's rights to recover damages and all other amounts which the Landlord is entitled to claim by reason of the Tenant's breach of this Lease. If the Landlord relets without terminating, it may afterwards elect to terminate this Lease for the previous default.

(b)       Upon the occurrence of an Event of Default, the Landlord shall be entitled to recover from the Tenant all damages, costs and expenses incurred by the Landlord as a result of the default by the Tenant including, without limitation, all arrears of Rent, all legal fees on a solicitor and client basis (including, without limitation, those incurred in connection with recovery of possession of the Premises or in connection with the recovery of Rent or Rental Taxes) and, if this Lease is terminated by the Landlord, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following any termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises.

Section 15.03 Landlord May Cure the Tenant's Default

If the Tenant defaults in the payment of money that it is required under this Lease to pay to a third party, the Landlord may, after giving five (5) days prior written notice to the Tenant, pay all or any part of the amount payable. If the Tenant defaults under this Lease (except for a default in the payment of Rent or Rental Taxes), the Landlord may, except in the case of an emergency where no notice is required, perform or cause to be performed all or part of what the Tenant failed to perform after giving the appropriate notice provided for in Section 15.01 of this Lease or such lesser notice as is expressly provided for elsewhere in this Lease, and may enter the Premises and do such things that it considers necessary for that purpose. The Landlord will have no liability to the Tenant for loss or damages resulting from its action or entry on the Premises and the Tenant will pay to the Landlord on demand the Landlord's expenses plus fifteen percent (15%) of those expenses for the Landlord's overhead.

Section 15.04 Waiver of Exemption from Distress

Notwithstanding any applicable laws or any legal or equitable rule of law, none of the inventory, furniture, equipment or other property of the Tenant that is, or was at any time, owned by the Tenant is exempt from levy by distress for Rent.

Section 15.05 Application of Money

The Landlord may apply money received from or due to the Tenant against money due and payable under this Lease. The Landlord may impute any payment made by or on behalf of the Tenant towards the payment of any amount due and owing by the Tenant at the date of such payment, regardless of any designation or imputation by the Tenant.

Section 15.06 Remedies Generally

The remedies under this Lease are cumulative and no remedy is exclusive or dependent upon any other remedy. Any one or more remedies may be exercised generally or in combination. The specifying or use of a remedy under this Lease does not limit the right to use other remedies available under this Lease or generally at law. Except as otherwise expressly set out in this Lease, the Tenant's only remedy in respect of any breach by the Landlord under this Lease shall be for damages.

Section 15.07 Fraudulent or Clandestine Removal of Goods

Removal by the Tenant of its goods outside the ordinary course of its business either during or after the Tenant's business hours shall be deemed to be a fraudulent or clandestine act thereby enabling the Landlord to avail itself of all remedies at law including, but not limited to, the Landlord's rights to follow the Tenant's goods and to recover more than the value of the goods so removed.

Section 15.08 Non-Acceptance of Surrender

No acceptance of keys for the Premises by the Landlord and no other act of the Landlord will be considered as an acceptance by the Landlord (implied or otherwise) of a surrender of this Lease by the Tenant. Only a written acknowledgment or surrender agreement signed by the Landlord will be effective as an acceptance by the Landlord of a surrender of this Lease.

ARTICLE XVI - MISCELLANEOUS

Section 16.01 Rules and Regulations

The Landlord, acting reasonably, may adopt Rules and Regulations from time to time which may differentiate between different types of businesses. The Rules and Regulations, as revised from time to time, form part of this Lease as soon as the Rules and Regulations are made known to the Tenant in writing. The Tenant will comply with the Rules and Regulations and each revision thereof. No Rules and Regulations, however, will contradict the terms, covenants and conditions of this Lease. The Landlord is not responsible to the Tenant for the non-observance of any Rules or Regulations by any other tenant of Rentable Premises or occupant of the Building or of the terms, covenants or conditions of any other lease of Rentable Premises.

Section 16.02 Overholding - No Tacit Renewal

If the Tenant remains in possession of the Premises after the Term with the consent of the Landlord but without executing a new lease, there is no tacit renewal of this Lease despite any statutory provision or legal presumption to the contrary. The Tenant will occupy the Premises on a month-to-month basis only on the same terms and conditions set out in this Lease except for any right of extension or renewal and except that the Semi-Gross Rent shall be equal to one hundred and fifty percent (150%) of the Semi-Gross Rent which was payable by the Tenant as at the last day of the Term.

Section 16.03 Successors

The rights and obligations under this Lease extend to and bind the successors and assigns of the Landlord and, if Article XII is complied with, the heirs, executors, administrators and permitted successors and permitted assigns of the Tenant. If there is more than one Tenant, or more than one Person comprising the Tenant, each is bound jointly and severally by this Lease.

Section 16.04 Tenant Partnership

If the Tenant is a partnership each Person who is a member of the partnership, and each Person who becomes a member of a successor of the partnership, is liable jointly and severally as Tenant under this Lease and will continue to be liable after that Person ceases to be a member of the partnership or a successor of the partnership and after the partnership ceases to exist.

Section 16.05 Waiver

The waiver by the Landlord or the Tenant of a default under this Lease is not a waiver of any subsequent default. The Landlord's acceptance of Rent after a default is not a waiver of any preceding default under this Lease even if the Landlord knows of the preceding default at the time of acceptance of the Rent. No term, covenant or condition of this Lease will be considered to have been waived by the Landlord or the Tenant unless the waiver is in writing. The Tenant waives any statutory or other rights in respect of abatement, set-off or compensation in its favour that may exist or come to exist in connection with Rent.

Section 16.06 Accord and Satisfaction

Payment by the Tenant or receipt by the Landlord of less than the required monthly payment of Semi-Gross Rent is on account of the earliest stipulated Semi-Gross Rent. An endorsement or statement on a cheque or letter accompanying a cheque or payment as Rent is not an acknowledgment of full payment or an accord and satisfaction, and the Landlord may accept and cash the cheque or payment without prejudice to its right to recover the balance of the Rent or pursue its other remedies.

Section 16.07 Brokerage Commission

The Tenant hereby indemnifies and agrees to hold the Landlord harmless from any Claims for brokerage commissions or fees with respect to this Lease.

Section 16.08 Force Majeure

Despite anything contained in this Lease to the contrary, if the Landlord or the Tenant is, in good faith, delayed or prevented from doing anything required by this Lease because of a strike, labour trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse the Tenant from payment of Rent or the Landlord from payment of amounts that it is required to pay, in the amounts and at the times specified in this Lease.

Section 16.09 Landlord’s Termination Right

Notwithstanding anything to the contrary contained in this Lease, the Landlord shall be entitled at any time, at its sole option, to terminate this Lease (without bonus or penalty) upon written notice to the Tenant without obligation or liability to the Tenant. Such termination notice shall be given at least ninety days (90) days prior to the effective date of termination. On the effective date, the Tenant shall deliver up vacant possession of the Premises in accordance with its obligations under this Lease.

Section 16.10 Notices

Notices, demands, requests or other instruments under this Lease may only be given in writing and if delivered in person or courier service or sent by registered mail postage prepaid and addressed (a) if to the Landlord, at the Landlord's address for notice set out in Section 1.01(j), or to any such other Person at any other address that the Landlord designates by written notice, and (b) if to the Tenant, at the Premises (whether the Tenant is present or not) or, at the Landlord's option, at the Tenant's address for notice set out in Section 1.01(i). A notice, demand, request or consent will be considered to have been given or made on the day that it is delivered, or, if mailed, seventy-two (72) hours after the date of mailing. Either party may notify the other in writing of a change of address and the address specified in the notice will be considered the address of the party for subsequently giving of notices under this Lease. If the postal service is interrupted or substantially delayed, any notice, demand, request or other instrument will only be delivered in person. A notice given by or to one Tenant is a notice by or to all of the Persons who are the Tenant under this Lease. Notwithstanding any law to the contrary, no electronic communications of notices, demands, requests or other instruments under this Lease will be considered as legally effective.

Section 16.11 Registration

The Tenant will not register or permit the registration of this Lease or any assignment or sublease or other document evidencing an interest of the Tenant or anyone claiming through or under the Tenant in this Lease or the Premises except for a notice of lease (but not this actual Lease) which describes the parties, the Term and contains the other minimum information required under the applicable legislation provided that (i) all costs and expenses associated in such notice of lease (like registration costs, for example) shall be at the Tenant's expense and (ii) if the Landlord is required to review the notice of lease, the Tenant pays to the Landlord all of the Landlord's reasonable costs in its review of the notice of lease and (iii) upon expiry or earlier surrender or termination of this Lease, the Tenant shall, at its expense, immediately remove the notice of lease from title failing which the Landlord shall have the right to remove it at the Tenant's expense.

Section 16.12 Relationship of Parties – No Partnership or Agency

Nothing contained in this Lease or as a result of any acts of the parties hereto will be deemed to create any relationship between the parties other than that of Landlord, Tenant and, if applicable, Indemnifier.

Section 16.13 Quiet Enjoyment, Nuisance

If the Tenant performs its obligations under this Lease, it may hold and use the Premises without interference by the Landlord or any other Person claiming by, through or under the Landlord, subject however to the covenants, terms and conditions of this Lease.

The Tenant will not commit or permit to be committed any nuisance or any use or manner of use causing annoyance to other tenants and occupants of the Building. The Tenant acknowledges and agrees that notwithstanding the permitted use permitted under the Lease, the Tenant warrants and covenants with the Landlord that no noise or vibrations or odour will be permitted to emanate from the Premises which may adversely affect other tenants of the Building. If the Landlord receives complaints from other tenants that any noise or odour or other element is emanating from the Premises in such a manner as to cause any nuisance or disturbance to the Landlord or any other occupants of the Building, the Tenant shall forthwith, upon the Landlord receiving such complaint and the Tenant receiving notice from the Landlord of such complaint, cause the same to be rectified at the Tenant’s sole cost and expense, failing which, the Tenant shall be in default under this Lease and the Landlord may (at its option) rectify same at the Tenant’s sole cost and expense.

Section 16.14 Confidentiality

The Tenant shall not disclose to any person, the financial or any other terms of this Lease, except to its professional advisors, consultants and auditors, if any, and except as required by law.

Section 16.15 Management of the Building

The Tenant hereby acknowledges to the Landlord that the Building may be managed by a Management Company which shall, for all intents and purposes, be the party authorized to deal with the Tenant except that the Management Company may not, in any event, vary or amend any of the terms of this Lease. Unless the Landlord directs the Tenant otherwise in writing, all payments to the Landlord in respect of this Lease shall be made by cheque payable to the Landlord in full.

Section 16.16 Survival of Obligations

The indemnity provisions of this Lease and the Landlord's rights and Tenant's rights in respect of any failure by the other to perform any of its obligations under this Lease shall remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

Section 16.17 Acceptance of Lease

The Tenant hereby accepts this Lease of the Premises to be held by it as Tenant, subject to the conditions, restrictions and covenants herein set forth.

IN WITNESS WHEREOF, the Landlord and the Tenant have executed this Lease.

1167681 ONTARIO LIMITED

(Landlord)

Per:
Authorized Signature

Per:
Authorized Signature

I/We have authority to bind the corporation.

⚫

(Tenant)

Per:
Authorized Signature

Per:
Authorized Signature

I/We have authority to bind the corporation.

SCHEDULE “A” - LEGAL DESCRIPTION OF THE LANDS

The Lands are comprised of the following:

PIN: 21331-0447 (LT)

PT BLK G PL 1261 TORONTO PT 4 & 7, 63R1774 EXCEPT PT 1, 63R2396; CITY OF TORONTO

PIN: 21331-0136 (LT)

PCL G-2 SEC A1261; PT BLK G E/S STERLING RD PL 1261 TORONTO PT 3, 66R10940; TORONTO, CITY OF TORONTO

SCHEDULE “B” – FLOOR PLAN

The purpose of the floor plan is to identify the approximate location of the Premises in the Building. No warranty, representation or covenant of any sort is made or shall be construed to have been made as a result of anything depicted on this floor plan.

SCHEDULE “C” - CONSTRUCTION OF THE PREMISES - LANDLORD'S & TENANT'S WORK

1.       LANDLORD’S WORK

Prior to the Commencement Date, the Landlord will, on a “once only” basis, at its sole expense, using materials and contractors chosen by the Landlord in its sole discretion, complete the following work (the “Landlord’s Work”) in respect of the Premises:

Except for the performance of the Landlord’s Work, the Tenant accepts the Premises in their “as is, where is” condition.

2.       TENANT’S WORK

The Tenant shall be required to complete all work (other than the Landlord’s Work) necessary to fully fixture and equip the Premises to ready them for the conduct of the Tenant’s business (the “Tenant’s Work”). The Tenant shall, at its expense, arrange for the design, coordination and complete construction of all Tenant’s Work.

Prior to the commencement of the Tenant’s Work, the Tenant shall submit to the Landlord for approval two (2) complete sets of professionally prepared working drawings (which shall include architectural, structural, electrical, mechanical and telecommunication plans) of the proposed Tenant’s Work. The Tenant’s Work will not be allowed to commence without prior written approval from the Landlord, not to be unreasonably withheld or delayed, and without the Tenant obtaining a valid building permit.

The Tenant shall perform the Tenant’s Work expeditiously in a good and workmanlike manner using first class materials, and shall complete the Tenant’s Work in compliance with such reasonable rules and regulations as Landlord may establish, acting reasonably, and otherwise in accordance with this Lease, including, without limitation, the provisions of Section 10.02 hereof.

SCHEDULE “D” - RULES AND REGULATIONS

The Tenant will:

(a)       keep the inside and outside of all glass in the doors and windows of the Premises clean;

(b)       replace promptly, at its expense, any cracked or broken window glass of the Premises;

(c)       maintain the Premises at its expense, in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests;

(d)       keep any garbage, trash, rubbish or refuse in ratproof containers within the confines of the interior of the Premises until removed;

(e)       comply with the Landlord’s reasonable waste and recycling collection and disposal requirements in connection with the waste generated on or in respect of the Premises;

(f)       remove garbage, trash, rubbish and refuse on a regular basis as prescribed by the Landlord; and

(g)       keep all mechanical apparatus free of vibration and noise which may be transmitted beyond the Premises.

The Tenant will not:

(i)       commit or permit waste upon or damage to the Premises or any nuisance or other act that disturbs the quiet enjoyment of other tenants or occupants of the Building;

(ii)       do anything that may damage the Building, nor permit odours, vapours, steam, water, vibrations, noises or other undesirable effects to come from the Premises;

(iii)       place or maintain any articles in any vestibule or entry of the Premises, on the adjacent footwalks or elsewhere on the exterior of the Premises or elsewhere in the Building;

(iv)       permit accumulations of garbage, trash, rubbish or other refuse within or outside of the Premises;

(v)       distribute handbills or other advertising matter to Persons in the Building other than in the Premises;

(vi)       receive, ship, load or unload articles of any kind including supplies, materials, debris, garbage, trash, refuse and other chattels except in areas designated from time to time by the Landlord;

(vii)      use the plumbing facilities for any other purposes than those for which they are constructed;

(viii)      use any part of the Premises for lodging, sleeping or any illegal purposes;

(ix)       cause or permit any machines selling merchandise, rendering services or providing, however operated, entertainment to be present on the Premises unless consented to in advance in writing by the Landlord;

(x)       solicit business except within the Premises;

(xi)       permit anything to be done in or on the Building or elsewhere in the Building that hinders or interrupts the flow of traffic to, in and from the Building or the Building or obstructs the free movement of Persons in, to or from the Building or the Building; or

(xii)      permit on the Premises any transmitting device or erect an aerial on any exterior walls of the Premises or any of the Common Elements, or use travelling or flashing lights, signs or television or other audio-visual or mechanical devices that can be seen outside of the Premises, or loudspeakers, television, phonographs, radios or other audio-visual or mechanical devices that can be heard outside of the Premises.

APPENDIX “1”

INDEMNITY AGREEMENT

THIS AGREEMENT is dated *, 20*.

B E T W E E N:

1167681 ONTARIO LIMITED

(the “Landlord”)

- and -

***

(the “Indemnifier”)

In order to induce Landlord to enter into the lease between Landlord and *** as Tenant, dated **, 20** (the “Lease”), the Indemnifier agrees with Landlord that:

1.       (a) Throughout the Term of the Lease and any extension or renewal, the Indemnifier will (i) promptly pay all Rent and any other amounts payable by Tenant under the Lease, whether to Landlord or anyone else; (ii) promptly perform each and every obligation of Tenant under the Lease; and (iii) indemnify and protect Landlord from any losses or costs incurred by Landlord (including legal fees) if Tenant fails to pay the Rent or other amounts or to perform any of its obligations under the Lease.

(b) Even if there is an Early Termination, the Indemnifier will remain obligated under this Agreement throughout the Term and any renewals or extensions as though the Early Termination had not occurred. An “Early Termination” means a disaffirmance, disclaimer, repudiation, rejection or termination of the Lease (as a result of court proceedings or otherwise), or a surrender of the Lease which Landlord did not accept in writing, which occurs prior to the originally specified expiry date of the Term or renewal or extension. If there is an Early Termination, the Indemnifier will, at Landlord's option, become Landlord's tenant on the terms of the Lease.

2.       This indemnity is absolute and unconditional. The Indemnifier's obligations under this Agreement will not be affected by (a) any modifications to Tenant's rights or obligations under the Lease; (b) the fact that Landlord does not enforce any of the terms of the Lease; (c) any assignment of the Lease by Tenant or by any trustee, receiver or liquidator; (d) any consent which Landlord gives to any Transfer; (e) any waiver by Tenant of its rights under the Lease; (f) any additional security accepted by Landlord from Tenant;

(g) the expiry of the Term; (h) the release or discharge of Tenant by Landlord or in any receivership, bankruptcy, winding-up or other creditors' proceedings or by operation of law; or (i) lack of notice of any of the foregoing. The Indemnifier's obligations will not be affected by any repossession of the Premises by Landlord, except that if Landlord re-lets the Premises then the payments received by Landlord (after deducting all costs and expenses of repossessing and reletting the Premises) will be credited by Landlord against the Indemnifier's obligations under this Agreement.

3.       Landlord is not required to notify the Indemnifier that Landlord has accepted this Agreement or that Tenant has failed to perform any of its obligations under the Lease. Nevertheless, if Landlord wishes to send any notice to the Indemnifier, it will deliver it or mail it by prepaid registered mail addressed to the Indemnifier at ***or, at Landlord's option, at the Premises. Any notice will be considered to have been given on the day it was delivered, or if mailed, three (3) days after the date it was mailed. Notwithstanding any law to the contrary, no electronic communications of notices, demands or requests under this Agreement will be considered as legally effective. The Indemnifier may notify Landlord in writing of a substitute address for the above address. If two or more parties are named as Indemnifier, Landlord may give any notice to be given to the Indemnifier to only one of the parties, and in doing so both of them will be considered to have been notified.

4.       If there is a default under the Lease or under this Agreement, Landlord will not be required to (a) proceed against or pursue anything against Tenant first; (b) proceed against any security of Tenant held by Landlord; or (c) pursue any other remedy whatsoever. The Indemnifier is not a mere guarantor; the Indemnifier is primarily responsible for Tenant's obligations under the Lease.

5.       The Indemnifier's obligations under this Agreement will not be affected by the release or discharge of Tenant (“Release”) in any receivership, bankruptcy, winding-up or other creditors' proceedings. The Indemnifier's obligations will continue to apply to the periods before and after the Release as if the Release had not occurred. The Indemnifier's obligations will not be affected by any repossession of the Premises by Landlord, except that if Landlord re-lets the Premises then the payments received by Landlord (after deducting all costs and expenses of repossessing and reletting the Premises) will be credited by Landlord against the Indemnifier's obligations under this Agreement.

6.       Even though Landlord may have already taken action against the Indemnifier under this Agreement because of a default under the Lease, and whether or not that action has succeeded or been completed, Landlord may take further action against the Indemnifier under this Agreement if there is any further default under the Lease.

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7.       This indemnity can only be modified in writing, signed by both the Indemnifier and Landlord. No electronic communications between the parties will create or alter any legal rights or obligations of the parties.

8.       If two or more parties are named as Indemnifier, each party is jointly and severally responsible for the obligations of the Indemnifier.

9.       All of the terms of this Agreement apply to the Indemnifier and to his or her heirs, executors, administrators, personal legal representatives, successors and assigns, and may be enforced by Landlord, its successors and assigns, and any holder of any charge over all or any part of the Building. This Agreement may be assigned by Landlord free of any equities.

10.       The expressions “Rent”, “Term”, “Transfer”, “Premises”, and other capitalized words used in this

Agreement have the meanings they are given in the Lease.

11.       This Agreement will be governed by the laws of Canada and Ontario.

LANDLORD AND INDEMNIFIER HAVE SIGNED BELOW, to confirm the terms of this Agreement.

1167681 ONTARIO LIMITED

(Landlord)

Per:
Authorized Signature

Witness as to the signature of
Name:
Lorne Rapkin

Name:	(please print)		(Indemnifier)
Address:

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